As filed with the Securities and Exchange Commission on July 8, 2004
                                                           Registration No._____


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                         HEALTH SYSTEMS SOLUTIONS, INC.
                 (Name of Small Business Issuer in Its Charter)

           Nevada                            7372                 82-1513254
(State or Other Jurisdiction of  (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization)     Classification Number)   Identification No.)

                            405 Reo Street, Suite 300
                              Tampa, Florida 33609
                                 (813) 282-3303
          (Address and Telephone Number of Principal Executive Offices)




                      B.M. Milvain, Chief Executive Officer
                            405 Reo Street, Suite 300
                              Tampa, Florida 33609
                                 (813) 282-3303
            (Name, Address and Telephone Number of Agent for Service)




                        Copies of all communications to:

                             Brian A. Pearlman, Esq.
                               Adorno & Yoss P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800




         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
         We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                            Proposed         Proposed
            Title of Each                                                    Maximum          Maximum          Amount of
         Class of Securities                            Amount to be     Offering Price      Aggregate       Registration
          to be Registered                               Registered       Per Security    Offering Price          Fee

Common stock, par value $0.001 per share(1)......         1,170,084           $0.01          $11,700.84          $1.48
Common stock, par value $0.001 per share (2).....           360,000           $0.01           $3,600.00          $0.91
Total Registration Fee...........................                                                                $2.39


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on July 7, 2004.
(2) Shares issuable upon exercise of warrants. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to completion: dated July 8, 2004
PROSPECTUS



                         HEALTH SYSTEMS SOLUTIONS, INC.

                                1,530,084 Shares



         This prospectus covers 1,530,084 shares of common stock of Health Systems Solutions, Inc. being offered for resale by certain selling shareholders. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders. We are paying the expenses incurred in registering the shares which may be offered by the selling shareholders, but all selling and other expenses incurred by the shareholders will be borne by the selling shareholders.

         The securities may be sold by the shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus.

         Our common stock is traded on the OTCBB under the trading symbol "HSLU". Prior to the date of this prospectus there has been no trading activity for our common stock and the market for our shares has been illiquid. However, we expect trading of our shares to commence subsequent to the date of this prospectus. On July 5, 2004, the closing price for our common stock was $0.01.








         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                ______________, 2004

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary..................................................         1
Forward-Looking Statements..........................................         4
Risk Factors........................................................         4
Capitalization......................................................         9
Price Range of common stock and Dividend Policy.....................         10
Use of Proceeds.....................................................         10
Management's Discussion and Analysis or Plan of Operation...........         10
Business............................................................         15
Management..........................................................         23
Certain Transactions................................................         30
Principal Shareholders..............................................         32
Description of Securities...........................................         33
Selling Shareholders................................................         33
Plan of Distribution................................................         34
Shares Eligible for Future Sale.....................................         35
Legal Matters.......................................................         35
Experts.............................................................         35
Additional Information..............................................         36
Financial Statements................................................        F-1

                               PROSPECTUS SUMMARY

         This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors. Unless otherwise indicated, information in this prospectus (excluding our financial statements) gives effect to our recent 1-for-2 reverse stock split of our outstanding shares of common stock and the recent conversion of all of our outstanding preferred stock into common stock.

                                  INDUSTRY DATA

         Information contained in this prospectus concerning our industry, the markets for our products and the historic growth rate of, and our position in, those markets, is based on estimates that we prepared using data from various sources (including industry publications, surveys and forecasts and our internal research), on assumptions that we have made that are based on that data and other similar sources and our knowledge of the markets for our products. We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.



                                   THE COMPANY

Overview

         We design, develop, market, sell and support web-based, management information and business intelligence services that assist home health care companies effectively manage the clinical, operational and financial aspects of their business. Our systems are implemented on our customers' standard personal computers with access to the Internet over Microsoft Internet Explorer. Our architecture and fee structure enable our customers to rapidly and cost-effectively implement our systems for a modest transactional fee charged when a customer uses our programs to make patient clinical assessments. These systems have been designed to assist our customers to:

         o        Increase revenue;

         o        Reduce cost;

         o        Standardize processes;

         o        Improve the quality of patient outcomes; and

         o        Minimize regulatory compliance risk.

         Our products address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, and assist with managing regulatory compliance risk and performing benchmark observations about the data against our national database of over 1 million episodes of care.

         We derive most of our revenues from per transaction charges applied to patient clinical assessments made by our customers during a month. As of May 31, 2004, we had 97 customers in 36 states with 346 sites operating one or more of our programs. During May 2004, our customers made over 49,000 patient clinical assessments using our programs.

         Our executive offices are located at 405 N. Reo Street, Suite 300, Tampa, Florida 33609 and our telephone number is 813-282-3303. Our website is located at www.hqsonline.com. Information on our website is not a part of this prospectus.

         References throughout this prospectus to "Health Systems Solutions," "HSS," "the Company," "we," "us" and "our" refer to Health Systems Solutions, Inc., a Nevada corporation, and our operating subsidiary, Healthcare Quality Solutions, Inc. ("HQS").

Recent Events

         On July 6, 2004, HQS, our operating subsidiary, entered into a loan and security agreement with Stanford Venture Capital Holdings, Inc., a Delaware corporation pursuant to which Stanford agreed to advance an aggregate of $1,600,000 to HQS pursuant to a revolving credit facility. The loan and security agreement provides for aggregate availability of up to $1,600,000, subject to our satisfaction of certain conditions in the loan and security agreement, including $400,000 expected to be paid during July 2004 in respect of accrued liabilities to the Internal Revenue Service and the balance of $1,200,000 of availability as follows:

                  July 6, 2004                        $300,000
                  July 31, 2004                       $550,000
                  August 15, 2004                     $850,000
                  October 15, 2004                  $1,050,000
                  November 15, 2004                 $1,200,000

         The increase of the availability on August 15, 2004 and October 15, 2004 is subject to our achieving a consolidated EBITDA (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) of ($50,000) or better during the three months ended June 30, 2004. The increase of the availability on November 15, 2004 is further subject to our achieving a consolidated EBITDA of $50,000 or better (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) during the three months ended September 30, 2004.

         The loan accrues interest at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan and security agreement. The loan is secured by a security interest in all of our assets and the assets of HQS and a corporate guaranty that we have executed in favor of Stanford.

         Additionally, as consideration for entering into the loan and security agreement, Stanford received warrants to purchase an aggregate of 720,000 shares of our common stock. The exercise price of the warrants is $0.001 per share and the warrants expire on June 30, 2009. Stanford has assigned 360,000 warrants to four of its employees pursuant to a warrant assignment agreement. We are obligated to register the shares of common stock underlying the warrants pursuant to a registration rights agreement.

         On July 6, 2004, we effectuated a 1-for-2 reverse stock split of all of the issued and outstanding shares of our common stock. The reverse stock split was approved by our board of directors and the holders of a majority of our voting stock on May 13, 2004 and May 27, 2004, respectively.

Subsequent to the reverse split, Stanford converted all of its Series A and Series B preferred stock in our company into an aggregate of 7,190,141 shares of our common stock.

                                  THE OFFERING

Selling Shareholders

         This prospectus covers up to 1,530,084 shares of our common stock which may be sold by the selling shareholders identified in this prospectus. Of these shares, 320,000 shares are underlying warrants exercisable at $0.001 per share.

         As of July 6, 2004, there are 10,401,741 shares of our common stock outstanding. This number of outstanding shares excludes: 720,000 shares of our common stock underlying warrants, 485,000 shares of common stock underlying incentive stock options issued our employees under our 2003 Management and Director Equity Incentive and Compensation Plan, 150,000 shares of common stock underlying non-qualified stock options issued to our president under our 2003 Management and Director Equity Incentive and Compensation Plan, and 150,000 restricted shares of common stock issued to our president under our 2003 Management and Director Equity Incentive and Compensation Plan.

                     SUMMARY FINANCIAL AND STATISTICAL DATA

         The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of December 31, 2003 and for the year ended December 31, 2003 are derived from our audited financial statements, included elsewhere in this Prospectus, by Sherb & Co., LLP, independent public accountants and for the period June 28, 2002 (Inception) through December 31, 2002, are derived from our audited financial statements, included elsewhere in this prospectus, by Rogoff & Company, P.C., independent public accountants. The data for the three months ended March 31, 2004 and March 31, 2003 is derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements. The results of operations for the three months ended March 31, 2004 are not necessarily of indicative of results to be expected for any other interim period or the entire year. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                           Results of Operations Data


                                        For the Period
                                        June 28, 2002
                                         (Inception)    For the Year
                                           Through         Ended                        Three Months Ended
                                         December 31,    December 31,                         March 31,
                                         ------------------------------              ------------------------------
                                          2002                  2003                  2003                  2004
                                          ----                  ----                  ----                  ----
                                                                                              (unaudited)

Net sales.....................            $ 320,302          $ 2,069,758            $ 345,140             $ 815,623
Cost of sales.................            $ 110,418            $ 738,626            $ 105,668             $ 243,254
Gross profit..................            $ 209,884           $1,331,132            $ 239,472             $ 572,369
Operating expenses............           $8,613,022           $3,996,081             $889,398              $956,812
Net loss......................          ($8,403,138)         ($2,664,949)           ($649,926)            ($384,443)
Net loss per
  common share:
   Basic                                     ($4.61)              ($1.10)             ($0.36)                ($0.12)
   Diluted                                   ($4.61)              ($1.10)             ($0.36)                ($0.12)

Weighted average number of common
 shares outstanding:
   Basic......................            1,821,429            2,424,169            1,821,429             2,761,600
   Diluted....................            1,821,429            2,424,169            1,821,429             2,761,600

                                Statistical Data

Total customers (end of period) ......          154                  104                  128                    98
Transaction customers (end of period).           24                   73                   70                    77
Transaction sites  (end of period)) ..          100                  280                  210                   310
Transaction assessments ..............       40,308              474,670              127,511               142,787
Average charge per transaction........        $2.95                $3.16                $1.69                 $4.60

                                  Balance Sheet Data

                                                       December 31, 2003          March 31, 2004
                                                       -----------------          --------------
                                                                                   (unaudited)

Working capital (deficit)..........................         ($62,122)               ($363,856)
Total assets.......................................       $2,029,000               $1,850,175
Total liabilities..................................        $ 792,563                $ 998,181
Shareholders' equity...............................       $1,236,437                $ 851,994


                           FORWARD LOOKING STATEMENTS

         The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding our business. The risks included should not be assumed to be the only things that could affect future performance. Additional risks and uncertainties include the potential loss of contractual relationships, fluctuations in the volume of sales we make or transactions processed by our customers, as well as uncertainty about the ability to collect the appropriate amounts due to us.


                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. Please also note that there are other risks and uncertainties not presently known to us or that we currently deem immaterial. If any of the following or such other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

         Our financial statements have been prepared assuming that our company will continue as a going concern.

         Our auditor's report on our financial statements for the year ended December 31, 2003 states that "the Company has an accumulated deficit of approximately $11,100,000 at December 31, 2003 and a net loss for the year ended December 31, 2003 of approximately $2,700,000 and had negative working capital at December 31, 2003 of approximately $100,000" and that "these factors, among others, raise substantial doubt about the Company's ability to continue as a going concern". In the event we are unable to generate sufficient revenues to maintain operations and our cash flow from operations or line of credit does not satisfy cash requirements, we are not certain that we will be successful at raising funds through any sources. We will not have availability under our line of credit if our EBITDA does not exceed certain thresholds for the three months ended June 30, 2004 or for the three months ended September 30, 2004. Under those circumstances we would require additional external financing. If we are unable to raise additional funds we would be forced to cease or suspend our operations.

         We have a history of losses.

         We have a history of operating losses in our business and have incurred significant net losses since our inception. For the fiscal year ending December 31, 2003, we incurred net losses totaling $2,664,949. We incurred net losses of $384,443 for the three months ended March 31, 2004. At March 31, 2004 we had an accumulated deficit of $11,452,529. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section.

         Our continued operating losses have contributed to the deterioration of our cash position. We expect that cash on hand and, assuming we receive funds available under our line of credit as of the date of the filing of this prospectus we can only fund our operations for the next twelve months. Unexpected shortfalls in cash flow from operations or the unavailability of Funds under our line of credit would cause us to require additional external financing before that time. If we are unable to secure additional external financing on a timely basis, we will not have sufficient cash to fund our working capital and capital expenditure requirements and we will be forced to cease operations. In such event, the shares of our common stock may cease to have any value.

         We currently depend on repeat business for a substantial portion of our revenues, and need to increase our customer base to grow in the future or our business will suffer.

         Currently, a significant and increasing portion of our revenues is generated from existing customers. Many of our customers initially implement our products for a limited number of sites or for limited functions. These customers may not choose to purchase additional licenses to expand their use of our products. If this occurs, or if existing customers fail to renew services or maintenance contracts, then new customer revenue may not be sufficient to offset the resulting shortfall and enable us to sustain our current revenue levels.

         The home healthcare market is highly fragmented and is dominated by small agencies that are not accustomed to using web-based management tools. If we fail to increase our customer base, our business and operations results would be harmed.

         The loss of significant customers could adversely affect our business.

         We had three customers who accounted for 47% of our revenue for the three months ended March 31, 2004. Amedisys, L.L.C. accounted for 31%, Visiting Nurse Association of the Northwest accounted for 9% and Personal - Touch Home Care, accounted for 7% of our revenue for the three months ended March 31, 2004. The loss of any of these customers could materially affect our business.

         We have long sales cycle and our solutions require a sophisticated sales effort.

         Because most home health care agencies have not utilized management information systems to enhance their financial and clinical performance, selling our solutions requires us to educate potential customers on our solutions' uses and benefits. As a result, our solutions have a long sales cycle, which can take up to eight months. Consequently, we face difficulty predicting the quarter in which sales to expected customers may occur. The sale of our solutions is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers that typically accompany significant capital expenditures.

         Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers. New hires in our sales department require extensive training and a long period of employment to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

         If we fail to properly manage our growth, our business and results of operations would be harmed.

         We expanded our operations in anticipation of healthcare providers' requirements to comply with the Health Insurance Portability and Accounting Act of 1996 (HIPAA). Additionally, we must continue to develop and expand our systems and operations as the number of healthcare providers installing our products and requiring our ongoing services increases. The pace of our anticipated expansion, together with the level of expertise and technological sophistication required to provide implementation and support services, demands an unusual amount of focus on the operational needs of our future customers for quality and reliability, as well as timely delivery of information and support. This development and expansion has placed, and we expect it to continue to place, strain on our managerial, operational and financial resources.

         If we cannot manage our growth effectively, our business and operating results will suffer. Additionally, any failure on our part to develop and maintain our products if we experience rapid growth could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business, financial condition and operating results.

         If we are unable to respond in an effective and timely manner to technological change and new products in the industry, our revenues and operating results will suffer.

         We currently expect to release a number of new products and enhancements to existing products in 2004 and anticipate that a substantial portion of our product revenue growth will come from these new releases. If we experience material delays in introducing new products and enhancements, our prospects for growth will be impaired and our reputation with our customers may be damaged. The market for management information tools is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. As a result of the complexities inherent in our software, new products and product enhancements can require long development and testing periods. Significant delays in the general availability of these new releases or significant problems in the installation or implementation of these new releases could harm our operating results and financial condition. We have experienced delays in the past in the release of new products and product enhancements. We may fail to develop and market on a timely and cost effective basis new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of our products or reduce the likelihood that our new products and product enhancements will achieve market acceptance. Any such failures or difficulties would harm our business and operating results.

         We may not be successful in expanding into new post-acute care markets.

         One element of our strategy involves applying our technology in new applications for additional post-acute care markets. To be successful in expanding our sales in new post-acute care markets, we will need to develop additional expertise in these markets. We may be required to hire new employees with expertise in new target markets in order to compete effectively in those markets. If we are not successful in growing our sales in other post-acute care markets, we may not achieve desired sales growth.

         Competition in the healthcare information systems industry is intense and the technology is changing rapidly.

         Many companies are engaged in research and development activities relating to our range of products. The market for healthcare information systems is intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. Our competitors in the field include: McKesson Corporation, Mysis, Patient Care Technology (PCTC), Siemens A G, Eclipsys Technologies Corporation and Keane, Inc., among others. Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and have more experience in research and development, sales, service, and marketing. We anticipate increased competition in the future as new companies enter the market in response to recent HIPAA regulations. Our systems may be rendered obsolete or uneconomical by advances or entirely different approaches developed by one or more of our competitors.

         We have limited protection over our intellectual property rights.

         Our success depends on our ability to sell products and services for which we may not have intellectual property rights. We rely upon a combination of license agreements, confidentiality procedures, employee and customer nondisclosure agreements and technical measures to maintain the confidentiality and trade secrecy of our proprietary information. We also rely on trademark and copyright laws to protect our intellectual property. We have not initiated a patent program. As a result, we may not be able to protect against misappropriation of our intellectual property.

         Our future success is dependent on the services of our key management, sales and marketing, professional services, technical support and research and development personnel, whose knowledge of our business and technical expertise would be difficult to replace.

         Our products and technologies are complex, and we are substantially dependent upon the continued service of existing key management, sales and marketing, professional services, technical support and research and development personnel. All of these key employees are employees "at will" and can resign at any time. The loss of the services of one or more of these key employees could slow product development processes or sales and marketing efforts or otherwise harm our business.

         If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis.

         We require the services of a substantial number of qualified professional services, technical support and research and development personnel. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel required. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications.

         If we are unable to recruit and retain a sufficient number of technical personnel with the skills required for existing and future products, we may not be able to complete development of, or upgrade or enhance, our products in a timely manner. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages that would increase operating expenses.

         We depend upon software that we license from and products provided by third parties, the loss of which could harm our revenues.

         We rely upon certain software licensed from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated. Delays of this type could materially adversely affect our business, operating results and financial condition.

         If we are subject to a claim that we infringe a third-party's intellectual property, our operating results could suffer.

         Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in related industry segments overlaps. However, third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products.

         Any such claims, with or without merit, could:

         o      Be time consuming to defend;

         o      Result in costly litigation;

         o      Divert management's attention and resources;

         o      Cause product shipment delays;

         o      Require us to redesign products;

         o      Require us to enter into royalty or licensing agreements; or

         o      Cause others to seek indemnity from us.

         If we are required to enter into royalty or licensing agreements to resolve an infringement claim, we may not be able to enter into those agreements on favorable terms. A successful claim of product infringement against us, or failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, could harm our operating results, financial condition or liquidity.

         Our shares of common stock have not yet begun trading and you may find it difficult to dispose of your shares of our stock.

         Our shares of common stock are currently quoted on the OTC Bulletin Board. No trading in shares of common stock has begun and we expect to have only a limited trading market in the foreseeable future. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

         Our common stock is covered by SEC "penny stock" rules which may make it more difficult for you to sell or dispose of our common stock.

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

         The interests of our controlling shareholders could conflict with those of our other shareholders.

         Our principal shareholder, Stanford, owns or controls approximately 84% of our common stock. This shareholder is able to control the outcome of shareholder votes, including votes concerning: the election of directors; amendments to our charter and by-laws; and the approval of significant corporate transactions like a merger or sale of our assets. This controlling influence could have the effect of delaying or preventing a change in control, even if our other shareholders believe it is in their best interest.

         We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common shareholders. Our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

         Our articles of incorporation permits our board of directors to issue up to 15,000,000 shares of preferred stock without shareholder approval. Currently no shares of the preferred stock are issued and outstanding. Shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Nevada law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest.

                                 CAPITALIZATION

         The following tables set forth our capitalization as of March 31, 2004. It does not give effect to our recent reverse stock split. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. All information below excludes any outstanding warrants, options or restricted stock rights subsequent to March 31, 2004.

                                 March 31, 2004

Current maturities of long-term debt........................    $        12,389
Long-term debt..............................................             33,926
Shareholders' equity:
   Preferred Stock; 15,000,000 authorized;
     Series A $1.17 Convertible; 1,880,341 shares
     authorized, issued and outstanding.....................          2,107,863
     Series B $0.80 convertible; 2,500,000 shares
     Authorized, issued and outstanding.....................          2,000,000
   Common stock; $0.001 par value; 150,000,000
     Shares authorized; 5,523,199 shares issued
     and outstanding........................................              5,523
   Additional paid-in capital...............................          8,191,137
   Accumulated deficit......................................        (11,452,529)
Total shareholders' equity..................................    $       851,994
                                                                ================
Total capitalization.......................................     $     1,750,303
                                                                ================

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common shares have been listed for trading on the OTC Bulletin Board ("OTCBB") under the symbol "HSLU" since June 3, 2002, but prior to the date of this prospectus could not be traded. Effective July 8, 2004, our trading symbol changed to "HSLN". The prices set forth below reflect the range of high and low sale prices per share in each of the quarters as reported by the OTCBB. These prices do not reflect our 1-for-2 reverse split effectuated on July 6, 2004. There has been no trading activity for our common stock since it became eligible for trading on the OTCBB.

                          2002       2002     2003    2003       2004      2004
                          High       Low      High    Low        High      Low

First Quarter............$  -       $  -     $0.01   $0.01      $0.01     $0.01
Second Quarter...........$0.01      $0.01    $0.01   $0.01      $0.01     $0.01
Third Quarter............$0.01      $0.01    $0.01   $0.01
Fourth Quarter...........$0.01      $0.01    $0.01   $0.01

         As of March 31, 2004, there were 64 holders of record of our common stock. The closing sales price for the common stock on July 5, 2004 as reported on the OTCBB was $0.01. Our shares are not DTC eligible.

A special note about penny stock rules

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Dividend Policy

         We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends on our common stock will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

Overview

Revenue Recognition

         We recognize revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured. Currently, we primarily employ a web-based application service provider model to deliver our services to our home healthcare customers. In instances where the customer specifies final acceptance of the system or service, we defer revenue until all acceptance criteria have been met. We price these services primarily on a transaction fee basis (calculated based upon the number of patient clinical assessments made by a customer during a period) and, to a lesser extent, on a subscription fee basis. We earn the revenues from healthcare software and service subscriptions ratably over the period of the respective agreement, generally one year. We record cash payments received in advance or at beginning of a contract as deferred revenue. We recognize transaction fee based revenues in the period the patient clinical assessment is made. We recognize implementation fees in the month that the customer goes live and we recognize training revenue in the month that the training is performed.

         We acquired the customer assets at the date of inception of our operating subsidiary in October 2002. These assets were comprised of subscription and transaction based customers. For the period ending December 31, 2002, the subscription based customers represented 85% of the customer base and the transaction based customers represented 15%. The majority of these subscription based customers were small, single-site customers with subscription revenues ranging from $1,500 to $2,400 annually. Over the past two years, we endeavored to convert our subscription based customers to transaction based customers and to migrate these customers to the new products of PPS Advantage(TM).

         We currently recognize cancellations, allowances or discounts as they occur. This practice is based on factors that include, but are not limited to, historical cancellations and analysis of credit memo activities. Should our actual cancellations, allowances or discounts exceed our estimates, additional provisions against revenue would result. Allowances are not material.

Allowance for Doubtful Accounts

         The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due us could be adversely affected. We regularly review the adequacy of our allowance for doubtful accounts through identification of specific receivables where it is expected that payment will not be received. We also establish an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, we review past due receivables and give consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects our best estimate as of the reporting dates. Changes may occur in the future, which may require us to reassess the collectibility of amounts and at which time we may need to provide additional allowances in excess of that currently provided.

Software Development Costs

         We capitalize software development costs after establishing technological feasibility of the resulting product or enhancement and until the product is available for general release to customers. These costs are carried at the lower of unamortized cost or net realizable value. Net realizable value is determined based upon the estimates of future revenue to be derived from the use of the software product reduced by the costs of completion and disposing of the product. All software development costs are being amortized over the same life as purchased software, three years. The estimates used under this policy include estimates of the time and cost of developers used on each product or improvement and the estimates for the future revenue based on potential selling price and volumes. These estimates are based on factors that include, but not limited to, developers' work load based on functional staff analysis, current economic trends and customers' demand. Actual results may differ from these estimates under different assumptions or conditions.

Historical Comparisons

         We develop and provide assistance to the health care industry in managing their business through HQS, our wholly-owned subsidiary. HQS was formed on October 15, 2002. HQS was incorporated for the purpose of facilitating the merger with Provider Acquisition, LLC ("PAL"), which was organized in June 2002. Pursuant to the terms of the Merger Agreement, PAL was merged with HQS and HQS survived as our wholly-owned subsidiary. The merger was accounted for as a "reverse merger," wherein the former interest holders of PAL acquired a majority of the controlling interest (58%) of the common stock of our company. Prior to the merger, we were considered a development stage company and had no assets or capital and no significant operations or income. As such, we are unable to provide any meaningful comparisons of historical operations.

Results of Operations

         The following table sets forth certain financial data expressed as a percentage of net sales for each of the periods indicated.

                                                        For the Period
                                                        June 28, 2002
                                                         (Inception)    For the Year
                                                           Through         Ended
                                                        December 31,    December 31,      Three Months Ended March 31,
                                                        --------------  ------------      ----------------------------
                                                          2002               2003                2003      2004
                                                        --------------  ------------      ----------------------------
Net sales...............................                   100%              100%                  100%     100%
Cost of sales...........................                    34                36                    31       30
                                                           ---               ---                   ---      ---
Gross profit............................                    66                64                    69       70

Operating expenses:
   Selling and marketing................                    85                63                    73       38
   Research and development.............                    49                43                    39       17
   General and administrative...........                   331                59                   105       42
   Depreciation and amortization........                    53                28                    39       20
   Impairment of Goodwill...............                 2,171                 -                     -        -
Interest................................                     1                 -                     1        -

Total operating expenses................                 2,689               193                   257      117

Net income (loss).......................                (2,623)             (129)                 (188)     (47)
                                                         =====               ===                   ===       ==

The following table sets forth certain statistical data for each of the periods indicated.

                                Statistical Data
                                                        For the Period
                                                        June 28, 2002
                                                         (Inception)    For the Year
                                                           Through         Ended
                                                        December 31,    December 31,            Three Months Ended March 31,
                                                        -----------------------------   ----------------------------
                                                             2002           2003            2003            2004
                                                           -----------------------      ----------------------------
Total customers (weighted average).............               157                116         130            101
Total customers (end of period)................               154                104         128             98
Total sites  (weighted average)................               329                387         331            332
Total sites (end of period)....................               341                403         325            338
Total assessments..............................           169,486            628,243     127,511        148,204

Transaction customers (weighted average).......                22                 72          69             78
Transaction customers (end of period)..........                24                 73          70             77
Transaction sites (weighted average)...........                97                246         195            303
Transaction sites (end of period)..............               100                280         210            310
Transactions assessments.......................            40,308            474,670     127,511        142,787
Transaction revenues...........................         $ 118,902        $ 1,499,571    $216,060     $  657,390
Average charge per transaction.................             $2.95              $3.16       $1.69          $4.60

Subscription customers (weighted average)......               135                 44          61             23
Subscription customers (end of period).........               130                 31          58             21
Subscription sites (weighted average)..........               232                140         135             28
Subscription sites (end of month)..............               241                123         115             28
Subscription assessments.......................           129,178            153,573      41,234           5,417
Subscription revenue...........................         $ 189,157          $ 290,756    $ 99,377        $ 66,575


Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

         Net Sales. Net sales increased $470,483 or 136% for the three months ended March 31, 2004 to $815,623 compared to $345,140 during the same period in 2003. This increase resulted primarily from price increases, an increase in assessment transaction volume from existing customers and the addition of new customers.

         The largest contributor to our revenue growth during the period arose from the increase in our transaction based revenue. Our average charge per transaction increased 172% to $4.60 during the three months ended March 31, 2004, from $1.69 during the three months ending March 31, 2003, and the number of transactions processed increased 12% to 142,787 during the three months ended March 31, 2004 from 127,511 during the three months ended March 31, 2003. Revenues for these transactions increased 204% from the same period last year to $657,390 from $216,060. The number of transaction based customers increased 13% to 78 customers at March 31, 2004 compared to 69 customers at March 31, 2003. During the quarter ending March 31, 2004, the number of transaction based sites increased 48% to 310 from 210 at March 31, 2003 and the number of subscription based sites decreased 79% to 28 from 135 at March 31, 2003.

         In December 2002, a regulatory change by the Joint Commission on Healthcare Accreditation Organization (JCAHO) discontinued a reporting requirement. The subscription based, small, single-site customers chose not to participate in the new transaction revenue model or its products and services. This regulatory change resulted in a 33% decrease in subscription revenue to $66,575 during the three months ended March 31, 2004, from $99,377 during the three months ended March 31, 2003. The number of subscription customers decreased 64% to 21 at March 31, 2004 from 58 at March 31, 2003. Although the number of total customers of the company (transaction and subscription) decreased, the weighted average revenue per customer increased 78% to $2,895 during the three months ended March 31, 2004 compared to $1,629 during the three months ended March 31, 2003, as a result of the migration of our business towards a transaction based model.

         Cost of Sales. Cost of sales for the three months ended March 31, 2004 was $243,254 or 30% of revenues as compared to $105,668 or 31% of revenues for the three months ended March 31, 2003. The increase in the cost of sales was attributed to an increased staffing in our customer service and training and education departments to support the increased sales volume. We include as part of our cost of sales the costs incurred from our customer service department, our data verification department and our nurse educators.

         Total Operating Expenses. Total operating expenses totaled $956,812 for the three months ended March 31, 2004 compared to $889,398 for the three months ended March 31, 2003, an increase of operating expenses of 8%. Operating expenses were comprised of:

         Selling and marketing expense was $311,685 for the three months ended March 31, 2004 compared to $252,959 for the three months ended March 31, 2003. The 23% increase in selling and marketing expense is attributed to the addition of an additional sales person and increased commissions due to increased revenues;

         Research and development expense was $136,713 for the three months ended March 31, 2004 and $135,085 for the three months ended March 31, 2003;

         General and administration expense was $343,962 for the three months ended March 31, 2004 and $363,282 for the three months ended March 31, 2003, a decrease of $19,320 or 5%. The decrease is attributable to the decrease in consulting fees and legal and accounting fees.

         Losses from operations before interest, taxes, depreciation and amortization for the three months ended March 31, 2004 were $219,991 a 57% improvement over the three months ended March 31, 2003 of $511,854.

Year Ended December 31, 2003 Compared to the Period From June 28, 2002 (Inception) Through December 31, 2002

         Revenues for the year ended December 31, 2003 were $2,069,758. Revenues from the inception of our operating subsidiary on September 17, 2002 through December 31, 2002 were $320,302.

         Cost of sales for the year ended December 31, 2003 and the period from inception of HQS through December 31, 2002 respectively were $738,626 and $110,418 or 35.7% and 34.5% of revenues.

         Operating expenses for the year ended December 31, 2003 and the period from inception of HQS through December 31, 2002 respectively totaled $3,996,081 and $8,613,022. The majority of operating expenses during the year ended December 31, 2003 were due to selling and marketing expenses ($1,308,610); research and development expenses ($883,519); and general and administrative expenses ($1,219,265). The majority of operating expenses from inception of HQS through December 31, 2002 was due to the impairment of good will by PAL ($6,954,927). The write off is a non-recurring expense. The remaining operating expenses during from inception of HQS through December 31, 2002 were principally due to general and administrative expenses ($1,060,608) and selling and marketing expenses ($267,748).

         The majority of the general and administrative expenses are due to our recent reorganization (acquisition of PAL) and the costs associated with the development of our operating subsidiary. Management believes that these operating expenses will decrease.

         As indicated above, research and development expenses (shown net of capitalized development costs) were $883,519 for the year ended December 31, 2003. From inception of HQS through December 31, 2002 research and development costs were $157,516. The majority of research and development expense since inception of HQS are due to salaries for software developers.

         Losses from operations before interest, taxes, depreciation and amortization and before the write-off of impaired goodwill for the year ended December 31, 2003 and from inception of HQS through December 31, 2002, respectively, were $2,080,262 and $1,275,988.

Liquidity and Capital Resources

         Since inception, we have financed our operations primarily through the sale of equity securities to our principal shareholder. Also, on July 6, 2004, we entered into a Loan and Security Agreement with Stanford that provides us with an aggregate availability of up to $1,600,000, subject to our satisfaction of certain conditions in the loan and security agreement, including $400,000 expected to be paid during July 2004 in respect of accrued liabilities to the Internal Revenue Service and the balance of $1,200,000 of availability as follows:

                  July 6, 2004                        $300,000
                  July 31, 2004                       $550,000
                  August 15, 2004                     $850,000
                  October 15, 2004                  $1,050,000
                  November 15, 2004                 $1,200,000

         The increase of the availability on August 15, 2004 and October 15, 2004 is subject to our achieving a consolidated EBITDA (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) of ($50,000) or better during the three months ended June 30, 2004. The increase of the availability on November 15, 2004 is further subject to our achieving a consolidated EBITDA of $50,000 or better (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) during the three months ended September 30, 2004.

         Cash at March 31, 2004 was $91,721. At March 31, 2004 and December 31, 2003, respectively, we had total shareholders' equity of $851,994 and $1,236,437. During the year ended December 31, 2003, we received proceeds from two securities purchase agreements with Stanford for our Series A preferred stock and Series B preferred stock in the approximate amount of $3,000,000.

         We have incurred an accumulated deficit at March 31, 2004 of $11,452,529 compared to $11, 068,086 at December 31, 2003. We had negative working capital at March 31, 2004 of $330,030 compared to $63,112 at December 31, 2003. This decrease in working capital is due primarily to an increase of $170,277 in deferred revenue, which we expect to earn over the next 12 months, and an increase in accrued expenses of $28,455. Although our operating revenue has increased, by 136.32% over the same period last year, we have not yet established an ongoing source of revenues sufficient to cover our operating costs which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our obtaining adequate capital to fund losses until we become profitable.

         Pursuant to a securities purchase agreement dated October 22, 2002, Stanford made an aggregate cash investment of $2,200,000 in our company, in several tranches. For its aggregate investment, Stanford received 1,880,342 shares of Series A preferred stock (subject to anti-dilution provisions), convertible into 940,171 shares of our common stock (after giving effect to our recent reverse split) and warrants exercisable to purchase an aggregate of 940,171 shares of common stock (after giving effect to our recent reverse split). Each share of Series A preferred stock had ten votes, voting together with our common stock on all matters submitted for a vote. Each warrant had an initial exercise price of $2.34 per share (after giving effect to our recent reverse split). The warrants were immediately exercisable and expire five years after their initial dates of issuance. Stanford assigned its rights to an aggregate of half of the warrants to several of its employees.

         Pursuant to a securities purchase agreement dated April 30, 2003, Stanford made an aggregate investment of $2,000,000 in our company, in several tranches. The investment was in the form of Series B $0.80 convertible preferred stock of our company, convertible into 6,250,000 shares of our common stock (after giving effect to our recent reverse split). The shares of Series B preferred stock were issued and sold in various tranches on eight monthly closing dates, commencing on May 19, 2003.

         As additional consideration under the April 30, 2003 securities purchase agreement, we agreed to reprice the exercise price of the 940,171 warrants issued to Stanford and its assignees pursuant to the securities purchase agreement dated October 15, 2002. Pursuant to an Instrument of Warrant Repricing, the exercise price of each share of common stock underlying the warrants was reduced to $0.001 per share. The warrants were exercised on May 12, 2003 and the warrant holders received an aggregate of 940,171 shares of common stock (after giving effect to our recent reverse split).

         Stanford converted all shares of Series A preferred stock and Series B preferred stock into common stock on July 6, 2004.

         Accounts receivable at March 31, 2004 were $477,121 as compared to $448,038 at December 31, 2003, the increase of 6.49% is a reflection of our growing revenues and is primarily due to two customers, Amedysis L.L.C. and Girling Health Care, Inc., whose collective balances totaled $218,892.

         Deposits and other assets at March 31, 2004 were $1,281,333 as compared to $1,409,234 at December 31, 2003. These amounts were primarily due to property and equipment of $1,192,966 and $1,313,728, respectively, which consist principally of $862,960 and $964,988, respectively, of internally developed software.

         Accounts payable and accrued expenses at March 31, 2004 and December 31, 2003 were $659,592 and $619,917, respectively. The payables are mainly attributed to an assumed tax liability of $400,000 assumed from a predecessor company. We plan to pay this amount out of the proceeds of borrowings under the Loan and Security Agreement.

         We anticipate that cash requirements will continue to increase as we continue to expend substantial resources to build infrastructure, develop our business, establish our sales and marketing network, operations, customer support and administrative organizations.

                                    BUSINESS

Overview

         We design, develop, market, sell and support web-based, management information and business intelligence services that assist home health care companies effectively manage the clinical, operational and financial aspects of their business. Our systems are delivered using an ASP model through our customers' standard personal computers with access to the Internet using Microsoft Internet Explorer. Our architecture and fee structure enables our customers to rapidly and cost-effectively implement our systems for a modest transactional fee charged when a customer uses our programs to make patient clinical assessments. These systems have been designed to assist our customers to:

o        Increase revenue;

o        Reduce cost;

o        Standardize processes;

o        Improve the quality of patient outcomes; and

o        Minimize regulatory compliance risk.

         Our products address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, assist with managing regulatory compliance risk and performing benchmark observations about the data against our national database of over 1 million episodes of care.

Industry Background

         As reported by the United States Centers for Medicare and Medicaid Services ("CMS"), the home health industry is highly fragmented and currently comprised of more than 7,000 companies that provide skilled nursing, therapy, aide service, or medical social work to beneficiaries in their homes. These companies range from facility-based agencies to small, publicly traded and privately held companies and visiting nurse associations. According to CMS, home health expenditures were $33 billion in 2001. According to CMS, certain securities analysts forecast that the industry will grow at an annual rate of 5% to 10% as a result of favorable demographic trends, new clinical protocols that have increased the range of home care services (rehab in particular) and the lower cost of home care versus other institutional settings.

         We expect the consolidation of the industry that accelerated after the passage of the Balanced Budget Act of 1997 to continue. We believe that in the process of consolidation, home care management will require solutions that help them streamline their operations, standardize the delivery of care, maximize the reimbursement under the regulations, improve the quality of care delivered, and minimize the compliance risk. By providing outsourced services, we help reduce the information technology burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

         In October 2000, the federal government introduced the Medicare Home Health Prospective Payment System (PPS). These rules require the collection and reporting of vast amounts of patient data that must be extracted edited, corrected, formatted, exported and reported on rigorous schedules. The importance of ensuring the data is accurate and timely cannot be overstated, as the very success of a home care company participating in Medicare is dependent on meeting these requirements. Under these rules, home health agencies are mandated to prove the care delivered improves the patient's functional ability. The mandates introduce reimbursement levels calculated in advance based upon the assessed need of the patient. An error in collecting the data on the initial patient assessment can cost thousands of dollars in missed reimbursement. An error in collecting the data on the final assessment can bring on the rejection of an entire claim, or worse, an audit survey by a government agency that results in fraud and abuse charges.

         The data must be collected using a standardized tool called the Outcome and Assessment Information Set (OASIS) to collect 109 data elements that must be reported to government agencies on rigorous schedules and must meet an extensive editing process (There are over 400 mandated OASIS edits). It is critical for the home health business that the data is accurate and valid as the data is used to determine the level of reimbursement received for the care provided and is used by the government to measure, and publicly report on, the quality of care delivered.

         Methods for capturing data include filling out paper forms then key entering the required data into a workstation or personal computer using free, government-supplied software, or directly into information management systems supplied by another party. The data is subsequently transmitted to the government. Government computers edit the answers highlighting errors. The home health agency must dial into the government site to retrieve its reports, then in an off-line procedure correct the errors and resubmit the data. Either approach has minimal data validation capabilities, particularly as it relates to determining any clinical anomalies that might exist in the data.

         In addition, the nature of home health care is such that the field nurse and the data entry staff, nursing supervisor, quality assurance staff, clinical manager and operations management are typically remote from one another, making collaboration over identified issues difficult if not impossible to resolve. The result is increasing overnight courier, fax and telephone costs combined with rejected claims, extended accounts receivable days outstanding and inconsistent care delivery. The clinical staff struggles to meet the government deadlines and regulations while the financial management pushes for faster turnaround to improve cash flow. Multiple sites compound the management problems.

Our Solution

         We provide systems that are designed to assist our customers improve the quality of the data collected, identify clinical anomalies in nursing and therapy observations in the collected data, identify profit or loss potential, provide daily reports to assist with managing care delivery and compliance risk and benchmark observations about the data against our national database of over 1 million home care episodes. These services help manage the clinical, operational and financial aspects of a home care company in order to maintain a balance between the patient outcome and the Medicare reimbursement received. We refer to our products and services as our "PPS Advantage(TM)" suite. PPS Advantage(TM) enables our customers to realize the following benefits:

         A Data Collection Process That Is Cost Effective, Accurate and Timely.

         Using the Internet as a communication tool, we deliver cost-effective, accurate and timely PPS data collection services. We provide our customers with multiple methods for submitting data: a fax to our image server, a document image, an electronic file upload or on-line key entry. One of our data collection-related services provided to fax and scanning customers is the verification of data by our data services staff. Digital data extracted from faxed or scanned images is available for viewing and manipulation using the Web within two hours of receipt. {Discuss cost-effective and describe transaction costs here in summary form}

         A Data Edit and Correction Process That Ensures Data Accuracy Prior To Transmission.

         Once data is received at our data services center, our software performs a series of edits on the data including the more than 400 published by the government and the more than 100 of our proprietary SmartEdits(TM) processes. These proprietary edits compare responses to multiple questions to ensure the clinical responses are valid and clinically consistent across the questionnaire. All edits are identified and any authorized user, anywhere on the Internet with proper security can review the edits and make appropriate changes on-line. Multiple people can collaborate in real time in making revisions on the same data. As a part of this process, our systems calculate, on demand, the anticipated reimbursement using the customer's cost data and determines whether a profit or loss can be expected based on the responses to certain questions. This enables the customer to verify if the data is accurate and a loss, as an example, should stand or if some responses should be modified. The system allows a "what-if" approach to analyzing the impact of particular responses.

         A Data Transmission Process That Is Cost Effective and Timely.

         After the data is determined to be accurate and valid, our staff manages the transmission of the data to the government as required under the rules. Currently we transmit to over 40 states that act as intermediaries for the federal agency managing this program (the Centers for Medicare and Medicaid Services, or CMS). Reports posted to the state website are retrieved and posted to the customer portion of our site by our staff, substantially simplifying the customer's job.

         A Daily Management Tracking System to Increase Revenue, Improve Care Delivery and Compliance Risk Management.

         Our service provides a series of daily reports that provide business intelligence and decision support intelligence for the customer relative to the rules for participating in the Medicare program (Conditions of Participation). Such things as meeting transmission date requirements (Lock Dates); recertification windows (56 to 60 days from the Start-of Care date); and other items are identified and used to ensure the appropriate process is being followed.

         The Application of Standard Operating Process is Ensured Across the Enterprise.

         By automating and centralizing the daily management of processes relating to patient care delivery and compliance management, our customers are able to consistently administer various policies and procedures. Those of our customers that are growing through acquisitions of other home health agencies can implement our systems into the acquired agencies to rapidly integrate the newly acquired business into the existing process stream.

         Benchmarking Performance Relative to Our National Database of Outcomes.

         Using our national database of outcomes to compare an agency to the national norms, management can determine where they stand relative to national benchmarks of outcomes, reimbursement, quality of care by specific diseases, and other measures.

         Rapid Implementation.

         The only elements required at a customer site are Microsoft Internet Explorer, a personal computer or a workstation and an Internet connection. All operating software remains on our servers. This centralized approach radically limits the capital expenditure required to implement and support the solutions while simultaneously dramatically reducing the implementation cycle. We offer professional services that assist customer staff optimize the use of the services. These services qualify for Continuing Education Unit credits required for skilled nursing professionals to retain licensure.

         A Highly Flexible, Open and Scalable System.

         Our services are based on a modular platform using industry standard open architecture that is scalable from a company with a single user on a single personal computer to multi-site, multi-user enterprise. Our customers can add additional users or sites quickly and easily.

Growth Strategy

         We believe that many home health agencies lack the technology and operational efficiency to succeed in today's increasingly complex environment. Our objective is to extend our position as a leading provider of management solutions for home care and to enter the market for solutions to other post acute care industries. Key elements of this strategy include:

         Leverage Our Existing Customer Base.

         We believe significant opportunities exist to leverage our existing customer base by selling increased applications that we offer to customers that utilize less than the full suite of programs, as well as by expanding our suite of programs to provide our customers with enhanced functionality and increase transactional volumes. We intend to continue to develop our current service offerings and to introduce new solutions that assist in the management of specific disease states and conditions, including services that assist with the daily management of complex disease states or conditions such as wounds, congestive heart failure, diabetes, chronic obstructive pulmonary disease (chronic bronchitis and emphysema).

         Increase Market Penetration.

         We believe we can further penetrate the existing market with the addition of field sales personnel and enhanced marketing support. We currently have 3 sales staff in 3 states and plan to add 3 field sales staff by December 31, 2004.

         Leverage and Expand Our Sales Channels and Markets.

         Today we obtain only a small portion of our revenues from strategic partner relationships. We believe there are significant opportunities to increase sales of our solutions through cooperative marketing partners who develop and market complementary products or provide other industry services and may recommend, but not directly resell our services.

         Offer Our Services to Other Segments of The Post Acute Industry.

         We believe that the interest in tools to assist in the management of disease states and conditions will provide us with opportunities to further develop our platform to provide solutions to nursing homes, skilled nursing facilities and inpatient rehabilitation facilities.

Our Products and Services

         Our customers are required to capture large amounts of patient information on a daily basis, throughout the course of an episode of care and within short timeframes in order to meet inflexible deadlines. The accuracy and validity of the data is critical and the data must be analyzed and monitored continuously in order to ensure that appropriate reimbursement is received for care delivered, the recommended clinical procedures are diligently followed, a high level of patient outcome is maintained (as measured against national norms) and regulatory requirements are continuously met. Our services are designed to meet these requirements on a highly available, rapid response basis.

         Our products are designed to assist the homecare agency effectively manage its business under the emerging requirements of CMS' Prospective Payment System. Our products streamline the collection, correction and submission process for mandated OASIS data; improve reimbursement rates; improve cash flow; ensure regulatory compliance; and provide decision support to improve clinical practice. Our services are offered on a transaction fee and a subscription fee basis. Our products are marketed under the PPS Advantage(TM) name.

         PPS Collect(TM) is the umbrella name for a variety of methodologies by which a homecare agency's patient's OASIS assessment data can be submitted to our website. The offering includes faxing paper documents, uploading electronic files and keying data into an electronic form.

         PPS Editor provides on-line access to patient assessment data and performs the following:

o Enables homecare staff to view, edit and correct assessment data over the Web.

o Applies 400 CMS specified, clinical validity rules and over 50 PPS Smart Edits developed by our company. PPS Smart Edits are logical and intuitive edits that assist in ensuring the completion of correct and valid assessment data prior to transmission to the state survey agency.

o Assists clinical staff in identifying discrepancies and provides an explanation for ease of analysis and correction.

o Enables verbal collaboration by multiple users over the telephone as they view the same data over the Web.

o Applies CMS's PPS rules to the assessment data and calculates the reimbursement rate for the patient.

o Calculates the anticipated profit/loss for the patient episode based on the Plan Of Treatment information.

         PPS Dashboard provides a "work-in-progress" status report for the assessment data received from each agency site including the following:

o Displays assessment status relative to patient recertification and related deadlines mandated under PPS.

o Assessment Error Report tracks errors, duplicate assessments, orphan assessments, patient episodes due to be re-certified and reports on assessment status relative to Lock Dates.

o Also provides a rolling 7-day report of assessment status including a daily listing of patient episode counts and error references.

         PPS Trans provides a single connection for the customer to our website that, in turn, provides communications links to various other locations.

         PPS Outcomes is designed to enable agencies to monitor their patient status compared to our national database that includes in excess of 2.0 million assessments. PPS Outcomes supports the CMS Outcomes Based Quality Improvement
(OBQI) process.

         The CMS process provides annual reports that CMS uses to publish the "best and worst" homecare providers. PPS Outcomes supports the OBQI process by supplying such reports on a quarterly basis. Quarterly reports are not available from CMS.

         PPS OASIS Auditor is designed to assist agencies evaluate their clinical performance by comparing their clinical data with the HQS national database. Discrepancies in performance, staff training and areas that could be out of compliance are highlighted.

         PPS Advisory is a consulting service that assists homecare agencies improve their performance under PPS as follows:

o Interpret benchmarking data and how to use the data in order to improve operations and migrate toward "best practice."

o Presents   seminars,   OBQI  report  analysis,   assistance  in  CMS-required
improvement Plan preparation and monitoring of improvement plans.

Customers

         Our solutions are provided to home health customers ranging in size from single to large multi-site organizations. As of May 31, 2004, we had 97 customers in 36 states with 346 sites operating one or more of our programs. Our largest customer Amedisys, a publicly traded company and one of the top 5 home health companies in the nation, according to The Remington Report, operated 93 sites and represents 30% of our current revenue. We are substantially reliant on the continued use of our products by Amedisys.

         Representative customers include the following:

Amedisys, LLC              Visiting Nurses Association            Intrepid USA

Personal Touch Home Care   Banner Health Corporation              Semper Care

Girling Health Care        Integrated Health Systems              Winyah Health
                                                                  Care Group

Sta-Home Health Agency     Health Management Associates, Inc.     Mobile Medical
                                                                  Industries

Sales and Marketing

         We sell our services primarily through a direct sales force of 4 sales personnel. Since mid-2003, we have focused on expanding our vendor partnerships to enhance vendor assisted referrals. Our largest partnership is with Briggs Corporation, the largest supplier of clinical documentation systems for home health care and with whom we have jointly developed a selection of scanner-readable home health forms. Briggs refers leads to us identified during its sales process.

         In 2004, we began our first national advertisement campaign focused on brand name recognition. We currently have year long advertisements placed in the two prominent industry publications: Success In Home Care and The Remington Report. In 2004, we also plan to add marketing staff to develop our public relations telemarketing and direct mail campaigns. We will also improve our use of our world wide web site for generating sales leads, and increasing market awareness.

Product Development

         We develop our service applications based on requirement specifications produced by our Product Strategy Group. This group is comprised of clinicians and other domain experts (including regulatory). By maintaining regular contact with customers and experts in the field and tracking the regulatory activity of CMS, the Product Strategy Group determines our product direction and product feature requirements.

         The system architecture lends itself to rapid delivery of improved software and product functionality. Key systems are typically modified every 45 to 60 days. The systems are designed as very "thin-client" (customers need only a browser to access the services) minimizing the information technology infrastructure required at the customer site. Customer system requirements are limited to a PC with a standard Internet browser and an Internet connection.

         Our system architecture is based on the widely accepted J2EE architecture that ensures "openness" and "scalability". This design and the centralized hosting approach facilitates managing and delivering changes and enhancements to the software and service.

         Applications are developed in JAVA. We use XML as our messaging layer facilitating interfaces with third-party solutions such as billing vendors. We have implemented a transaction traceability and event tracking capability to the User ID and Password level that enables effective reporting of access and modification to patient health information as required under HIPAA. Adopting a store and forward messaging technique allows application components to function independently while maintaining near real-time communications and high levels of system availability.

Operations

         Our Customer Service organization provides a variety of operational support to customers including a verification service that ensures the accuracy of automated Optical Character Recognition translation of hand-written patient assessment information to digital data, assistance with customer data communications, upload data to/from our website, transmitting customer's patient data to appropriate State Departments of Health, acquiring customer reports from CMS and posting these reports to our website for access by the customer and producing customer benchmark reports from our national database.

         Data Center Technical Services manages and supports the computer and communications infrastructure used by the Company's customers including Web services administration, communications administration, application administration, database administration, systems administration and LAN administration.

         Our products are critical to the operation of our customers and therefore require a high level of service availability. To minimize the risk to the customer, we have our servers that support customer and customer service activities installed in a secure facility managed by Qwest Communications that includes redundant power and air conditioning, redundant Internet connections and redundant telecommunications.

Competition

         The market for healthcare information systems is intensely competitive. The competitive factors affecting the market for our services include:

o        vendor and product reputation,

o        reliability of the service,

o availability of products on preferred computer and communications platforms,

o        scalability,

o        integration with other applications,

o        functionality and features,

o        ease-of-use,

o        quality of support,

o        documentation and training,

o        product quality and performance,

o        product innovation,

o        price, and

o        effectiveness of marketing and sales efforts.

         Certain of our competitors in the homecare market segment, such as McKesson Corporation, Siemens A G, Eclipsys Technologies Corporation and Keane, Inc. have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sales and support of their products than our company. In addition, consolidation in the healthcare information systems industry may permit our competitors to have access to increased financial and administrative resources, greater technological capabilities and to realize other operational efficiencies and competitive advantages. Moreover, purchasers may prefer to buy computer systems from a single source provider. Because we focus exclusively on assisting the homecare company manage under the Prospective Payment System (as opposed to scheduling or billing systems), we cannot serve as the sole source of computer software for homecare organizations.

Proprietary Rights and Licenses

         We depend significantly upon proprietary technology. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure and other contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We believes that, because of the rapid pace of innovation within the computer software industry, factors such as the technological and creative skills of its personnel, frequent product enhancements and reliable service delivery and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of our technology.

         We distribute our products under services agreements that grant a customer a nonexclusive right to use our services for the customer's internal operation by designated users at designated sites. The service agreements may require us make arrangements for hot standby systems or to deposit the source code and data necessary to deliver our services in an escrow that may be accessed by the customer in the event of our Company's liquidation, dissolution or bankruptcy, or if we fail to cure a material breach of contract.

Governmental Regulation

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, revise regulatory requirements and otherwise change the environment in which providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and related services.

Health Insurance Portability and Accountability Act of 1996 ("HIPAA")

         HIPAA establishes rules, regulations and penalties for ensuring the privacy of patient health information. In addition, HIPAA requires standards for the electronic interchange of healthcare and claims data. Though HIPAA will affect all aspects of all healthcare providers' operations, the greatest impact will be in the information technology area. The patient health information privacy phase of HIPAA went into effect in April 2003 and the standards for electronic interchange went into effect in October 2003. Conforming to the requirements is a difficult and expensive task. The preliminary document from CMS outlining the regulations exceeds 250 pages.

         We have taken various steps to comply with HIPAA. Employees have been educated on the law's effects and a policy and procedure manual has been developed. We have appointed a privacy officer and a compliance officer whose duties include:

o        Tracking regulatory changes

o        Performing initial and ongoing privacy risk assessments

o        Identifying all sources of Protected Health Information ("PHI")

o        Conducting compliance monitoring activities

o        Providing guidance for Product Management

o        Managing education and training

o        Managing and ensuring sanctions for failure to comply

o Monitoring and reviewing all system-related information security plans to ensure compliance

         We have also updated its process for customers to sign onto the Web site by assigning individual passwords to each authorized user at customer sites.

         It is difficult to assess the costs related to HIPPA compliance because these are sweeping changes for which we have no historical experience. Overall, costs of implementation and risk management may be significant as policy and process development is based on extensive assessment, staff training, IT solution purchases and ongoing compliance evaluation. There will be continuing costs to ensure compliance with the law over time.

Employees

         At May 31, 2004, we had 44 full time employees, including: 5 in sales; 5 in product management, education and implementation; 25 in operations and customer service; 4 in software development; and 5 in administrative and finance positions. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. We consider relations with our employees as satisfactory.

                                   MANAGEMENT

Officers and Directors

         Article V of our articles of incorporation permits our board of directors to fix the number of directors at not less than one nor more than nine. Directors serve until our next annual meeting of shareholders and until his successor is duly elected and qualified. Vacancies on the Board due to resignation or removal may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         Name                       Age              Position

         B. M. Milvain               67              President and Director

         Steven Katz                 56              Director

         Batsheva Schreiber          57              Director

         Susan Baxter Gibson         46              Principal Financial Officer

Business Experience

         B. M. Milvain is our Chief Executive Officer and President. Mr. Milvain has been a senior officer of HQS, PAL and its predecessor company, Provider Solutions Corp. since 1993. From August 1988 until November 1992 Mr. Milvain was Chief Operating Officer of LPA, Inc., a subsidiary of NYNEX Corporation, and a supplier of on-line transaction processing software for electronic payment services. From March 1988 until September 1997, Mr. Milvain was also a consultant to the Chairman of the Board of BancTec, Inc., a global provider of solutions for automation capture, processing and archiving of paper and electronic forms. From 1985 to 1988 he was Vice President of Marketing at Systeme Corporation, an innovator and developer of wide area network and PC technology for branch automation products for retail banking applications. From 1982 to 1984 Mr. Milvain was President of George K. Baum Leasing, Inc. From 1972 to 1982 he was co-founder of Unimark, Inc., a computer leasing and used computer dealer. Prior positions were with Marsh & McLennan Companies (1969 to 1972), Waddell & Reed (1966 to 1969) and IBM (1960 to 1966). Mr. Milvain graduated with a Bachelors of Business Administration degree from the University of Oklahoma in 1960.

         Steven Katz is President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. Mr. Katz has been President to Steven Katz & Associates, Inc. since 1982. From January 2000 to October 2001, Mr. Katz was also President and Chief Operating Officer of Senesco Technologies, Inc., an American Stock Exchange company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. From 1983 to 1984 he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1981 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Boards of Directors of Biophan Technologies, Inc. and USA Technologies, Inc. and several private companies.

         Batsheva Schreiber is President and CEO of CareManagers Inc., a health care advocacy and consulting company focusing on supporting individuals and their families in all aspects of services during changes in health status. Ms. Schreiber has been President and CEO of CareManagers Inc. since 1998. From 1996 to 1997, Ms. Schreiber was Director of Operations at Master Care, a case management company that focused on efficiency and quality care in the workers compensation and group health areas. From 1994 to 1996 Ms. Schreiber was a co-founder and principal of Revival Home Health Care, a certified home care company serving the Metropolitan New York City area. Other home care experience includes senior positions at Olsten KQC (1992 to 1994) and Nursefinders (1988 to 1992). From 1970 to 1988, Ms. Schreiber established and developed various medical programs and services at Ohel Children's Home & Family Services in New York City. Prior experience includes medical/surgical nursing and in-patient psychiatry (1966 to 1970) at Maimonides Medical Center in New York. Ms. Schreiber is a Registered Nurse in New York and New Jersey and has her BSN from the University of the State of New York. She is active in various community programs and is a member of several company Boards of Directors.

         Susan Baxter Gibson is our Vice President and Chief Financial Officer. She served as a Branch Manager of Advanced Home Care, a home health, infusion and durable medical provider, from January 2001 through September 2003. From February 1999 to January 2001, she was a financial consultant with Dixon Odom P.L.C. from February 1998 to January 1999; Ms. Gibson was Chief Financial Officer of Baptist Hospital Home Care, a subsidiary of the Wake Forest University Medical Center. While she was there she also served as Interim Agency Director. From June 1992 to February 998 Mrs. Gibson was the Chief Financial Officer/Vice President Finance at the Visiting Nurse Association of the Treasure Coast. Susan's experience includes budgeting, creating internal policies and procedures, home health care financial and operational management and strategic planning. Prior to serving at the Visiting Nurse Association of the Treasure Coast, she was with Greenwich International and Edwards & Curtis, certified public accountants. Mrs. Gibson holds a Bachelor of Business Administration in Accounting (1992) and a Masters of Business Administration degree from the University of Central Florida (1997). She is a CPA (North Carolina).

Committees of the board of directors

         Audit Committee

         The Audit Committee, which currently consists of Steven Katz and Batsheva Schreiber, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. Mr. Katz is considered by us to be a "financial expert." The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Company's board of directors has adopted a written Charter of the Audit Committee. Ms. Schreiber, a member of the Audit Committee, is deemed independent, as defined in the National Association of Securities Dealers' listing standards. The Audit Committee met on four occasions during the year ended December 31, 2003.

         Compensation Committee

         We do not have a formal compensation committee. The board of directors, acting as a compensation committee, periodically meets to discuss and deliberate on issues surrounding the terms and conditions of executive officer compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses.

         Nominating Committee

         We do not have a formal nominating committee. The board of directors, acting as a nominating committee, recommends candidates who will be nominated as management's slate of directors at each annual meeting of shareholders.

         In May 2004, the Board adopted a general policy setting forth qualifications of directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders. A candidate for director should meet the following criteria:

o Must, above all, be of proven integrity with a record of substantial achievement.

o Must have demonstrated ability and sound judgment that usually will be based on broad experience.

o Must be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings and the annual shareholders' meeting.

o Must possess a judicious and somewhat critical temperament that will enable objective appraisal of management's plans and programs.

o Must be committed to our company building sound, long-term growth.

         Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the board of directors and the needs of the Board and our company at the time of the election. The board of directors will also consider candidates for directors nominated by shareholders.

Executive Compensation

Summary Compensation Table

         The following table shows, for the year ended December 31, 2002 and December 31, 2003, the cash and other compensation paid to our President, Chief Executive Officer and each other executive officer whose annual compensation was $100,000 or more.


                                                                                      Long Term
                                                    Annual Compensation              Compensation
                                                    -------------------              ------------
                                                                       Other                           All Other
                                            Salary       Bonus        Compensation     Securities    Compensation
Name and Principal Position        Year      (US$)       (US$)           (US$)          Options          (US$)
---------------------------        ----      -----       ------       ------------     ----------    ------------


B. M. Milvain, President and       2003     150,000        0              0                 0                 0
Acting Chief Executive             2002     150,000
Officer(1)

J. Rockwell Smith, President       2002        0           0              0                 0                 0
and Acting Chief Executive
Officer(2)

Dale F. Miller, President and      2002        0           0              0                 0                 0
Chief Executive Officer(3)


(1) Appointed to serve as president effective October 24, 2002. (2) Served from July 1, 2002 until October 24, 2002. (3) Resigned effective July 1, 2002.

Option/SAR Grants Table

         We have not granted any options to purchase shares of common stock from our inception through December 31, 2003. Effective July 6, 2004, we issued an aggregate of 485,000 incentive stock options under the Plan to 44 employees of our company. In addition, we issued non-qualified stock options to purchase 150,000 shares of our common stock under the Plan to B.M. Milvain. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the Plan. In addition, effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement pursuant to the Plan. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more of revenues and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

         We did not grant any options to purchase shares of common stock from our inception through December 31, 2003.

2003 Management and Director Equity Incentive and Compensation Plan

         In May 2003 we adopted the 2003 Management and Director Equity Incentive and Compensation Plan. The purpose of the Plan is to advance our interests and those of our shareholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

         We initially reserved an aggregate of 3,300,000 shares of common stock for issuance under the Plan, but subsequently reduced the number of shares to 1,000,000. Our board of directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.

         Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives ("performance shares") and shares subject to a vesting schedule based on the recipient's continued employment ("restricted shares"). Plan options may either be options qualifying as incentive stock options under Section 422 of the IRS Code, or options that do not so qualify. Any incentive stock option granted under our Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are our officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under our Plan must provide for an exercise price of not less than ninety percent (90%) of the fair market value of the underlying shares on the date of such grant.

         The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either:

o        cash, or
o delivery of unrestricted shares of our common stock having a fair market value on the date of delivery equal to the exercise price, or
o surrender of shares of our common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or
o        a combination of the foregoing methods.

         All Plan options are non-assignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. At the discretion of the board of directors, it may approve the irrevocable transfer, without payment, of non-qualified options to the option holder's spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more such persons, or to a partnership whose partners are one or more of such persons. If an optionee's employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our board of directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the Plan option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the Plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee's death. If the optionee's employment, membership on the board of directors or engagement as a consultant terminates by reason of the optionee's retirement, then the Plan option granted may be exercised until the earlier of 90 days following the date of termination or the expiration date. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the IRS Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         At the time of the restricted share grant, the board of directors may determine the vesting schedule of such shares and that after vesting, such shares may be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events. Awards of restricted shares must be accepted by the participant within 30 days of the grant.

         At the time of the award of performance shares, the board of directors shall establish a range of performance goals to be achieved during the performance period, including, without limitation, earnings, return on capital, or any performance goal approved by our shareholders in accordance with Section 162(m) of the IRS Code. Attainment of the highest performance goal for the performance period will earn 100% of the performance shares awarded for the performance period; failure to attain the lowest performance goal will result in the participant earning no performance shares. Attainment of the performance goals will be calculated from our financial statements, excluding changes in federal income tax rates and the effect of non-recurring and extraordinary items. The performance goals may vary for difference performance periods and need not be the same for each participant receiving an award during a performance period.

         If the participant's employment by us, membership on our board of directors, or engagement by us as a consultant is terminated before the end of any performance period, or upon the participant's death, retirement or disability, the board of directors, taking into consideration the performance of such participant and our performance over the performance period, may authorize the issuance to the participant or his or her legal representative or designated beneficiary all or a portion of the performance shares which would have been issued to him or her had the participant's employment, board membership or consulting engagement continued to the end of the performance period. If the participant's employment, board membership or consulting engagement terminates before the end of the performance period for any other reason, all performance shares are forfeited.

         Notwithstanding the foregoing, but subject to any shareholder approval or other requirements of Section 162(m) of the IRS Code, the board of directors in its discretion and as determined at the time of award of the performance shares, may provide the participant with the option of receiving cash in lieu of the performance shares in an amount determined at the time of award including, without limitation, by one or more of the following methods:

o the fair market value of the number of shares subject to the performance shares agreement on the date of award, or
o part or all of any increase in the fair market value since such date, or
o part or all of any dividends paid or payable on the number of shares subject to the performance share agreement, or
o any other amounts which in the board's sole discretion are reasonably related to the achievement of the applicable performance goals, or
o any combination of the foregoing.

         The purchase price for restricted shares or performance shares granted under the Plan shall be set by the board of directors but may not be less than par value. Payment of the purchase price for the restricted shares or performance share may be made in either,

o cash, or

o by delivery of unrestricted shares of our common stock having a fair market value on the date of such delivery equal to the total purchase price, or

o a combination of either of these methods.

         The restricted stock awards, performance stock awards and stock options are subject to accelerated vesting in the event of our change of control. We may, at our option, terminate all unexercised stock options 30 days after a change in control and pay to the participant holding these unexercised options cash in an amount equal to the difference between fair market value and the exercise price of the stock option. If the fair market value is less than the exercise price, we may terminate the options without payment to the holder. The per share purchase price of shares subject to Plan options granted under the Plan or related to performance share awards or restricted share awards may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of such option or award. No participant in our Plan has any rights as a shareholder until the shares subject to the Plan options or stock awards have been duly issued and delivered to him or her.

         We have an option to purchase any shares of our common stock which have been issued to Plan participants pursuant to restricted stock awards, performance stock awards or stock options if the participant ceases to be our employee, a member of our board of directors or a consultant to us for any reason. We must exercise our repurchase right at the time of termination. The purchase price for any shares we repurchase will be equal to the fair market value of the our total shareholder's equity divided by the total outstanding shares of our common stock on the last day of that calendar month, calculated on a fully-diluted basis. If we exercise our repurchase right, we much close the transaction within 20 days from the termination date. At closing, we are entitled to delivery a one-year promissory note as payment for the purchase price or, at our option, we may pay same in cash at closing.

         We also have a right of first refusal to meet the offer if the holder of any shares of our common stock awarded or issued pursuant to our Plan desires to sell such shares to a third party.

         The board of directors may amend, suspend or terminate our Plan at any time, except that no amendment shall be made which:

o increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), or

o affects outstanding Plan options or any exercise right thereunder, or

o extends the term of any Plan option beyond 10 years, or

o extends the termination date of the Plan.

         Unless the Plan shall be earlier suspended or terminated, the Plan shall terminate on May 3, 2013.

Recent Issuances Under the Plan

         Effective July 6, 2004, we issued an aggregate of 485,000 incentive stock options under the Plan to 44 employees of our company. In addition, we issued non-qualified stock options to purchase 150,000 shares of our common stock under the Plan to B.M. Milvain, our Chief Executive Officer. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the Plan. In addition, effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement pursuant to the Plan. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more of revenues and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.

Director Compensation

         All directors, other than our officers, receive an annual fee of $5,000. We do not pay fees to directors for their attendance at meetings that are not executive officers of the board of directors or of committees; however, we may adopt a policy of making such payments in the future. We will reimburse out-of-pocket expenses incurred by directors in attending Board and committee meetings.

Employment and Consulting Agreements

         We have no employment contracts with any of its officers or directors and maintains no retirement, fringe benefit or similar plans for the benefit of its officers or directors. We may, however, enter into employment contracts with its officers and key employees, adopt various benefit plans and begin paying compensation to our officers and directors as it deems appropriate to attract and retain the services of such persons. During the fiscal year ended December 31, 2003, there were not outstanding stock options. Also during such fiscal year, no long-term incentive plans or pension plans were in effect with respect to any of our officers, directors or employees.

Limitation of Liability

             Pursuant to the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

             Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law.

                              CERTAIN TRANSACTIONS

         On October 22, 2002 we consummated an agreement and plan of merger with PAL. Pursuant to the merger agreement, PAL was merged into our wholly-owned subsidiary, HQS, which survived as our wholly owned subsidiary. At the closing of the merger on October 24, 2002, the issued and outstanding units of PAL were surrendered in exchange for an aggregate of 1,071,429 shares of our common stock and the separate corporate existence of PAL terminated. Stanford, the majority interest holder of PAL, received 957,921 of the shares of common stock issued pursuant to the merger agreement. On the closing date of the merger agreement, the existing directors and officers of our company resigned and new officers and directors were designated in accordance with the merger agreement.

         Pursuant to a securities purchase agreement dated October 22, 2002, Stanford made an aggregate cash investment of $2,200,000 in our company, in several tranches. For its aggregate investment, Stanford received 1,880,342 shares of Series A preferred stock (subject to anti-dilution provisions), convertible into 940,171 shares of our common stock (after giving effect to our recent reverse split) and warrants exercisable to purchase an aggregate of 940,171 shares of common stock (after giving effect to our recent reverse split). Each share of Series A preferred stock had ten votes, voting together with our common stock on all matters submitted for a vote. Each warrant had an initial exercise price of $2.34 per share (after giving effect to our recent reverse split). The warrants were immediately exercisable and expire five years after their initial dates of issuance. Stanford assigned its rights to an aggregate of half of the warrants to several of its employees.

         Pursuant to a securities purchase agreement dated April 30, 2003, Stanford made an aggregate investment of $2,000,000 in our company, in several tranches. The investment was in the form of Series B $0.80 convertible preferred stock of our company, convertible into 6,250,000 shares of our common stock (after giving effect to our recent reverse split). The shares of Series B preferred stock were issued and sold in various tranches on eight monthly closing dates, commencing on May 19, 2003.

         As additional consideration under the April 30, 2003 securities purchase agreement, we agreed to reprice the exercise price of the 940,171 warrants issued to Stanford and its assignees pursuant to the securities purchase agreement dated October 15, 2002. Pursuant to an Instrument of Warrant Repricing, the exercise price of each share of common stock underlying the warrants was reduced to $0.001 per share. The warrants were exercised on May 12, 2003 and the warrant holders received an aggregate of 940,171 shares of common stock (after giving effect to our recent reverse split).

         On July 6, 2004, Stanford exercised its right to convert all of the outstanding Series A preferred stock and Series B preferred stock into shares of common stock.

         Our shares of common stock issued pursuant to our merger, on the exercise of the warrants and issuable upon conversion of our series A and series B preferred stock as described above have been adjusted to reflect our recently completed 2-for-1 reverse stock split.

         We granted to Stanford and its affiliates certain registration rights under certain registration rights agreements (as amended) with respect to the Series A and Series B preferred stock and shares of common stock underlying the warrants described above and the shares of common stock it owns. No later than December 31, 2004, we were required to file an SB-2 Registration Statement under the Securities Act covering all of the shares of common stock underlying the Series A and Series B preferred Stock and warrants. Stanford has waived its registration rights. The filing of the registration statement of which this prospectus is a part satisfies this requirement. Stanford also has "piggy back" registration rights on the shares of common stock underlying the series A and series B preferred stock.

         On July 6, 2004, HQS, our operating subsidiary, entered into a loan and security agreement with Stanford pursuant to which Stanford agreed to advance an aggregate of $1,600,000 to HQS pursuant to a revolving credit facility. The loan and security agreement provides for aggregate availability of up to $1,600,000, subject to our satisfaction of certain conditions in the loan and security agreement, including $400,000 expected to be paid during July 2004 in respect of accrued liabilities to the Internal Revenue Service and the balance of $1,200,000 of availability as follows:

         July 6, 2004                             $300,000

         July 31, 2004                            $550,000

         August 15, 2004                          $850,000

         October 15, 2004                       $1,050,000

         November 15, 2004                      $1,200,000

         The increase of the availability on August 15, 2004 and October 15, 2004 is subject to our achieving a consolidated EBITDA (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) of ($50,000) or better during the three months ended June 30, 2004. The increase of the availability on November 15, 2004 is further subject to our achieving a consolidated EBITDA of $50,000 or better (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) during the three months ended September 30, 2004.

         The loan accrues interest at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan and security agreement. The loan is secured by a security interest in all of our assets and the assets of HQS and a corporate guaranty that we have executed in favor of Stanford.

         Additionally, as consideration for entering into the loan and security agreement, Stanford received warrants to purchase an aggregate of 720,000 shares of our common stock. The exercise price of the warrants is $0.001 per share and the warrants expire on June 30, 2009. Stanford has agreed to assign 360,000 warrants to four of its employees pursuant to a warrant assignment agreement. We are obligated to register the shares of common stock underlying the warrants pursuant to a registration rights agreement.

         We had a consulting agreement with Steven Katz, one of our directors, for management services with our wholly-owned subsidiary, as well as for providing due diligence in the search for future acquisitions for our company. Mr. Katz was paid a fee of $10,000 per month, plus expenses through March 31, 2003. Work on due diligence was paid on a per hour basis as required through March 31, 2003.

         On July 1, 2004, we issued 450,000 shares of our common stock to American Capital Ventures, Inc. in consideration for investor relations services. Under an investor relations agreement with American Capital Ventures, Inc. dated July 1, 2004, American Capital Ventures is required to provide us with investor relations services for a period of 18 months. We have also agreed to pay American Capital Ventures a monthly fee of $12,000 during the term of the agreement. The agreement will automatically renew for successive one-year terms unless terminated by either party.

         The Company believes that transactions with our officers, directors and principal shareholders have been made upon terms no less favorable to us than we might receive from unaffiliated third parties. The Company has adopted a policy whereby all transactions between us and one or more of our affiliates must be approved in advance by a majority of our disinterested directors.

                             PRINCIPAL SHAREHOLDERS

         As of July 6, 2004, there were 10,401,741 shares of our common stock issued and outstanding. The following table sets forth, as of the close of business on July 6, 2004, (1) the name and number of shares of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (2) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated, the address for each person is 405 Reo Street, Suite 300, Tampa, Florida 33609.

                                         Shares                  Percent of
Name                               Beneficially Owned         Shares Outstanding

Stanford Venture Capital
   Holdings, Inc. (1)                    8,978,177(2)               83.4%
B. M. Milvain                                 63,882                    *
Steven Katz                                        0                   0%
Batsheva Schreiber                                 0                   0%
Susan Baxter Gibson                                0                   0%

All executive officers and
directors as a group
(4 persons)                                   63,882                    *
------------
(1) Beneficial shareholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056.
(2) Includes 360,000 shares of common stock underlying warrants exercisable at $0.001 per share.
*  Less than 1%

                            DESCRIPTION OF SECURITIES

         As of July 6, 2004, we had authorized 150,000,000 shares of par value $0.001 common stock, with 10,401,741 shares issued and outstanding. Additionally, we have authorized 15,000,000 shares of preferred stock, with no shares issued and outstanding.

Common stock

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         We are authorized to issue shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this Prospectus we have no outstanding shares of preferred stock.

Warrants

         As of July 5, 2004, we had outstanding warrants to purchase 720,000 shares of our common stock exercisable at $0.001 per share. The warrants are exercisable on or before June 30, 2009.

Transfer Agent

         The Transfer Agent for our shares of common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321. The telephone number for Florida Atlantic Stock Transfer is (954) 726-4954.



                              SELLING SHAREHOLDERS

         This prospectus relates to the registration of shares of our common stock and shares of our common stock underlying certain warrants held by various parties listed below. We will not receive any proceeds from the sale our common stock by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

         We have included 250,000 shares of our common stock held by Deluxe Investment Company. Deluxe Investment Company purchased these shares on October 22, 2002. These shares are currently held in escrow. If, on or before October 22, 2004, we do not: (1) complete a sale of our securities to persons other than Stanford or its affiliates for minimum net proceeds of $3,000,000, nor (2) complete through substantial efforts of Deluxe Investment Company an acquisition of an operating entity with revenues during the immediately preceding fiscal year of at least $4,000,000, then the shares will be returned to our company and canceled. We are also including 450,000 shares of our common stock issued to American Capital Ventures, Inc. in consideration for investor relations services. Finally, the individuals included in the table below are affiliates of Stanford and received their securities under our financings with Stanford.

         The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name.

         The table below sets forth information as of July 6, 2004. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.


                                             Common Shares                  Common Shares                Common Shares
                                        Owned Prior to Offering        Offered in the Offering     Owned After the Offering
Name of Shareholder                       Number       Percentage              Number                Number     Percentage
                                         -----------   ----------           -------------          --------     ----------
American Capital Ventures, Inc.(1)        450,000         4.3%                 450,000               -0-              -
Deluxe Investment Company(2)              390,359         3.8%                 250,000             140,350         1.3%
Daniel Bogar(3)                           207,521(4)      2.0%                 207,521(4)            -0-              -
William Fusselmann(3)                     207,521(4)      2.0%                 207,521(4)            -0-              -
Osvaldo Pi(3)                             207,521(4)      2.0%                 207,521(4)            -0-              -
Ronald Stein(3)                           207,521(4)      2.0%                 207,521(4)            -0-              -

         TOTAL                                                               1,530,084



(1) Beneficial shareholder is Howard Gostfrand. Business address is Suite 512, 2875 NE 191st Street, Aventura, Florida 33180.
(2) Beneficial shareholder is Ian Markofsky. Business address is 2700 Cypress Creek Road, Suite 103-C, Fort Lauderdale, Florida 33309.
(3) Business address is 201 South Biscayne Blvd., Suite 1200, Miami, Florida 33131.
(4) Includes 90,000 shares of common stock underlying warrants exercisable at $0.001 per share.


                              PLAN OF DISTRIBUTION

         The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

         During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to in duce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of July 6, 2004, we have 10,401,741 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options or warrants.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2002 and for the period from June 28, 2002 (Inception) through December 31, 2002, are included herein in reliance on the reports of Rogoff & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. Our consolidated financial statements as of December 31, 2003, for the year in the period ended December 31, 2003, are included herein in reliance on the reports of Sherb & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

                 HEALTH SYSTEMS SOLUTIONS, INC AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors Report..........................................F-1 - F-2

Balance Sheet...........................................................F-3

Statement of Operations.................................................F-4

Statement of Changes in Stockholders' equity............................F-5

Statement of Cash Flows.................................................F-6

Notes to the Financial Statements....................................F-7 - F-13

Unaudited Financial Statements for the three Months
Ended March 31, 2004

Balance Sheet...........................................................F-14

Statement of Operations.................................................F-15

Statement of Cash Flows.................................................F-16

Notes to the Financial Statements...................................F-17 - F-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Health Systems Solutions, Inc.

         We have audited the accompanying balance sheet of Health Systems Solutions, Inc. and Subsidiary, as of December 31, 2003, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Systems Solutions, Inc. and Subsidiary, as of December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that Health Systems Solutions, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of approximately $11,100,000 at December 31, 2003 and a net loss for the year ended December 31, 2003 of approximately $2,700,000 and had negative working capital at December 31, 2003 of approximately $100,000. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ Sherb & Co., LLP
                                                   Sherb & Co., LLP.
                                                   Certified Public Accountants

New York, New York
March 16, 2004

                          Independent Auditors' Report


To the Stockholders' and the Board of Directors of Health Systems Solutions, Inc.

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Health System Solutions, Inc. and Subsidiary (the "Company") for the period from June 28, 2002 (date of inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above of Health Systems Solutions, Inc. and Subsidiary present fairly, in all material respects, the results of their consolidated operations and their cash flows for the period from June 28, 2002 (date of inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred both an accumulated deficit and a net loss for the period from June 28, 2002 (date of inception) through December 31, 2002 of approximately $8,400,000 and had negative working capital at December 31, 2002 of approximately $527,000. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Rogoff & Company, PC

New York, New York
February 28, 2003, except for the last sentence in the first paragraph of Note
 8, as to which the date is March 13, 2003

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003


                                     ASSETS

Current assets:
  Cash                                                           $    171,728
  Accounts receivable, net of allowance
   for doubtful accounts of $5,000                                    448,038
  Prepaids and other current assets                                    72,522
                                                                 -------------
       Total current assets                                           692,288

  Property and equipment, net of accumulated depreciation
   and amortization of $665,163                                     1,313,728

  Security deposits                                                    22,984
                                                                 -------------
                                                                 $  2,029,000
                                                                 =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current  liabilities:
  Current portion of capital lease obligation                    $     12,025
  Accounts payable                                                     29,305
  Accrued expenses                                                    590,612
  Deferred revenue                                                    120,820
  Customer deposits                                                     2,638
                                                                 -------------
       Total current liabilities                                      755,400

 Capital lease obligation, net of current portion                      37,163
                                                                 -------------
                                                                      792,563
                                                                 -------------
 Stockholders' Equity:
  Preferred Stock; 15,000,000 authorized;
   Series A $1.17 Convertible; 1,880,341 shares
    authorized issued and outstanding                               2,107,863
   Series B $.80 Convertible; 2,500,000 shares
    authorized issued and outstanding                               2,000,000
   Common Stock; $.001 par value; 150,000,000 shares
    authorized; 5,523,199 shares issued and outstanding                 5,523
   Additional paid-in capital                                       8,191,137
   Accumulated deficit                                            (11,068,086)
                                                                  ------------
       Total Stockholders' Equity                                   1,236,437
                                                                  ------------
                                                                  $ 2,029,000
                                                                  ============
















         See accompanying notes to the consolidated financial statements.

                 HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                            For the Year                  For the Period
                                          Ended December 31,          June 28, 2002 (Inception)
                                                 2003                through December 31, 2002
                                          ------------------         --------------------------
 Net sales                                $       2,069,758          $                 320,302
 Cost of sales                                      738,626                            110,418
                                          ------------------         --------------------------
    Gross profit                                  1,331,132                            209,884
                                          ------------------         --------------------------
 Operating expenses
    Selling and marketing                         1,308,610                            267,748
    Research and development                        883,519                            157,516
    General and administrative                    1,219,265                          1,060,608
    Depreciation and amortization                   578,078                            168,459
    Impairment of goodwill                             -                             6,954,927
    Interest                                          6,609                              3,764
                                          ------------------         --------------------------
    Total  operating expenses                     3,996,081                          8,613,022
                                          ------------------         --------------------------
 Net loss                                 $      (2,664,949)         $              (8,403,138)
                                          ==================         ==========================

 Basic and Diluted net loss per share     $           (0.55)         $                   (2.31)
                                          ==================         ==========================
 Basic and Diluted weighted average
  shares outstanding                              4,848,337                          3,642,857
                                          ==================         ==========================

















        See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE PERIOD JUNE 28, 2002 (Inception)
                            THROUGH DECEMBER 31, 2003

                                                                                  Additional                    Total
                                      Preferred Stock           Common Stock       Paid-in    Accumulated     Stockholders'
                                     Shares     Amount       Shares     Amount     Capital      Deficit         Equity
                                  ----------  -----------  ----------  --------  -----------  -------------  -------------
Balance, June 28, 2002                  -     $     -       1,025,202  $ 1,025   $    3,065   $      -       $      4,090

 Issuance of Common Stock for
   acquisition                          -           -       2,617,655    2,618    8,095,935                     8,098,553

 Issuance of Series A Convertible
   Preferred Stock                 1,025,640   1,200,000                                                        1,200,000

 Net Loss                               -           -            -        -            -        (8,403,138)    (8,403,138)
                                  ----------  -----------  ----------  --------  -----------  -------------  -------------
 Balance, December 31, 2002        1,025,640   1,200,000    3,642,857    3,643    8,099,000     (8,403,138)       899,505

 Issuance of Series A Convertible    854,701     907,863         -        -          92,137           -         1,000,000
   Preferred Stock

 Issuance of Series B Convertible  2,500,000   2,000,000         -        -            -              -         2,000,000
   Preferred Stock

 Issuance of Common Stock by the
   exercising of warrants               -           -       1,880,342    1,880         -              -             1,880

 Net Loss                               -           -            -        -            -        (2,664,948)    (2,664,948)
                                  ----------  -----------  ----------  --------  -----------  -------------  -------------
 Balance December 31, 2003         4,380,341  $4,107,863    5,523,199  $ 5,523   $8,191,137   $(11,068,086)  $  1,236,438
                                  ==========  ===========  ==========  ========  ===========  =============  =============













        See accompanying notes to the consolidated financial statements.

                 HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           DECEMBER 31, 2003 AND 2002


                                                      For the Year             For the Period
                                                   Ended December 31,     June 28, 2002 (Inception)
                                                         2003             through December 31, 2002
                                                   ------------------     --------------------------
Cash flows from operating activities:

  Net loss                                         $      (2,664,949)     $              (8,403,138)

  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization                            576,433                        168,459
    Impairment of goodwill                                      -                         6,954,927
  Changes in operating assets and liabilities:
    Accounts receivable                                     (334,834)                        41,237
    Notes receivable                                          54,400                         25,600
    Royalties and referral fees receivable                   (11,300)                          -
    Prepaid expenses                                         (29,464)                       (13,656)
    Security deposits                                         (7,330)                          -
    Accounts payable                                        (157,228)                        99,810
    Accrued expenses                                         159,416                        (41,443)
    Deferrred revenue                                       (224,849)                       (92,462)
    Customer deposits                                          1,149                          1,490
                                                   ------------------     --------------------------

Net cash used in operating activities                     (2,638,556)                    (1,259,176)
                                                   ------------------     --------------------------

Cash flow from investing activities:
  Purchase of property and equipment                        (430,186)                      (170,493)
  Purchase of business                                          -                          (261,515)
                                                   ------------------     --------------------------

Net cash used in investing activities                       (430,186)                      (432,008)
                                                   ------------------     --------------------------

Cash flow from financing activities:
  Repayment of capital lease obligation                      (10,671)                        (4,876)
  Proceeds from the issuance of
   Series A Preferred Stock                                1,000,000                      1,200,000
  Proceeds from the issuance of
   Series B Preferred Stock                                2,000,000                           -
  Proceeds from the issuance of equity                         1,880                        745,321
                                                   ------------------     --------------------------

Net cash provided by financing activities                  2,991,209                      1,940,445
                                                   ------------------     --------------------------

Increase (decrease) in cash                                  (77,534)                       249,261

Cash, beginning of period                                    249,261                           -
                                                   ------------------     --------------------------

Cash, end of year                                  $         171,728      $                 249,261
                                                   ==================     ==========================

Cash paid during the year for interest expense     $           6,609      $                   3,764
                                                   ==================     ==========================

Supplemental disclosures of noncash investing
 and financing activities:
  Conversion of debt to equity                     $            -         $               7,357,322
                                                   ==================     ==========================
  Purchase of property and eequipment through
   capital lease                                   $            -         $                 (64,735)
                                                   ==================     ==========================
  Business Acquired
    Fair value of assets acquired                  $            -         $               8,616,330
    Consideration paid                                          -                          (261,515)
                                                   ------------------     --------------------------
    Liabilities assumed in connection with
     the acquisition                               $            -         $               8,354,815
                                                   ==================     ==========================





        See accompanying notes to the consolidated financial statements.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


1.  Description of Business, Acquisitions and Consolidation

Health Systems Solutions, Inc. ("HSS") through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") provides assistance to the home healthcare industry in managing their businesses throughout the United States of America, utilizing internally developed software. The software produces information to support clinical, financial and administrative decisions made by management in operating and administrating their organization.

On September 17, 2002 Provider Acquisition, LLC ("PAL"), which was formed in the State of Florida on June 28, 2002, acquired certain assets of Provider Solutions Corp. ("PSC") for $250,000 in cash, subject to certain liabilities. Total consideration paid has been allocated as follows:

         Current Assets                                      $          357,820
         Goodwill                                                     6,838,135
         Fixed Assets                                                 1,393,206
         Other Assets                                                    15,654
         Accounts Payable and Accrued Expenses                         (557,362)
         Assumed servicing costs                                       (438,131)
         Secured Debt                                                (7,357,322)
         Other Liabilities                                               (2,000)
                                                             -------------------

         Purchase price                                      $          250,000
                                                             ===================

This acquisition created $6,954,927 of purchased goodwill that includes other excess costs of approximately $116,800. As of September 17, 2002 PAL determined that this goodwill was impaired and subsequently wrote off the entire balance.

Silver Key Mining Company, Inc. ("Silver Key"), the predecessor to HSS, was originally incorporated in the State of Idaho on June 25, 1971. On September 17, 2002 Silver Key changed its domicile from Idaho to Nevada by filing Articles of Merger between Silver Key (Idaho) and Silver Key Mining Company, Inc. a Nevada corporation. The surviving entity Silver Key (Nevada) (the "Company"), which was incorporated in the State of Nevada on July 31, 2001, acquired 100% of the outstanding common stock of Silver Key (Idaho)

On October 11, 2002 the Board of Directors of the Company approved a five to one reverse stock split with a record date of October 21, 2002. After the reverse stock split the Company had 1,025,202 shares of common stock outstanding. All share and per share amounts have been adjusted to reflect the reverse stock split.

On October 15, 2002, the Company formed HQS, a Florida corporation, which was and remains wholly owned by the Company.

On October 22, 2002 PAL entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, HQS and certain principal stockholders of the Company, as defined in the Merger Agreement. HQS is a wholly owned subsidiary of HSS. Pursuant to the Merger Agreement PAL was merged with and into HQS and HQS survived as the Company's wholly owned subsidiary.

The merger became effective on October 24, 2002, (the "Effective Date") concurrent with the Articles of Merger being filed with the Secretary of State of Florida. As a result of the former members of PAL acquiring a controlling interest (58%) of the outstanding common stock of the Company the transaction was accounted for as a "reverse merger." Pursuant to the Merger Agreement the Company issued 2,142,857 shares of its common stock to the members of PAL. Upon completion of the acquisition, the Company issued an additional 474,798 shares of its common stock to certain identified parties who were instrumental in arranging the merger. These shares of common stock were considered part of the cost of the acquisition and have been recorded at par value with a corresponding reduction of additional paid in capital. The acquisition was accounted for using the purchase method of accounting.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


1.  Description of Business, Acquisitions and Consolidation - continued

Although Silver Key is the legal survivor in the merger and remains the registrant, until November 2002 (see below) with the Securities and Exchange Commission, under accounting principles generally accepted in the United States of America because the stockholders of PAL acquired more than 50% of the post transaction consolidated entity, PAL is considered to be the "acquirer" of Silver Key for financial reporting purposes. Accordingly, this requires Silver Key, among other things, to present in all future financial statements and other public filings after completion of the merger, prior historical financial information and other information of PAL and requires a retroactive restatement of PAL's historical stockholders' investment for the equivalent number of shares of common stock received in the merger.

On December 10 2002, the Company filed an articles of amendment to its articles of incorporation changing its name from Silver Key (Nevada) to Health Systems Solutions, Inc.

2.  Liquidity

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an accumulated deficit for the period from June 28, 2002 (date of inception) through December 31, 2003 of approximately $11,100,000. The Company incurred a net loss for the period from January 1, 2003 through December 31, 2003 of approximately $2,700,000 and had negative working capital at December 31, 2003 of approximately $100,000. These factors, among others, raise substantial doubt about its ability to continue as a going concern. In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include
(1) obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.


3.  Summary of Significant Accounting Policies

Basis of presentation and consolidation: The accompanying consolidated financial statements which present the results of operations of HSS and its wholly owned subsidiary, HQS. All material intercompany transactions and accounts have been eliminated in consolidation.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three years are used for computer equipment and related software and five years for office equipment and furniture and fixtures. Amortization of leasehold improvements is computed using the shorter of the remaining lease terms or five years. The Company uses an accelerated method of depreciation for tax reporting which is not materially different from financial reporting. Normal maintenance and repairs of property and equipment are expensed as incurred while renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.

Software development costs: The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company capitalizes software development costs after establishing technological feasibility of the resulting product or enhancement and until the product is available for general release to customers. These costs are carried at the lower of unamortized cost or net realizable value. Net realizable value is determined based upon the estimates of future revenue to be derived from the use of the software product reduced by the costs of completion and disposing of the product. All software development costs are being amortized over the same life as purchased software, three years.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


3.       Summary of Significant Accounting Policies - continued

Goodwill and other intangibles: Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), as of January 1, 2002. SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In accordance with SFAS 142, the Company performed impairment tests on all goodwill and purchased intangible assets from the acquired assets and liabilities of Provider Solutions Corp. on September 17, 2002. Pursuant to these tests, all goodwill and purchased intangibles of $6,954,927 was written off as of September 17, 2002.

Impairment of long-lived assets: In accordance with SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset.

Concentration of credit risk: Concentrations of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. All trade receivables are concentrated in the healthcare segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the healthcare industry.

Income taxes: The Company uses the liability method for income taxes as required by SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue recognition and deferred revenue: The Company generally recognizes product revenue in accordance with American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). In accordance with SOP 97-2 the Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. The Company uses an Internet-based Application Service Provider model to deliver its software and related services to its post-acute healthcare customers. In instances where the customer specifies final acceptance of the product, system or service, revenue is deferred until all acceptance criteria have been met. The Company prices these services on a transaction fee and on a subscription fee basis. The revenues from healthcare software and services subscriptions are earned ratably over the period of the respective agreements, generally one year. Cash payments received in advance of service or subscription are recorded as customer deposits. Transaction fee based revenues are recognized in the period it occurs.

Advertising costs: The Company expenses all advertising costs as incurred. Advertising costs for the period from January 1, 2003 through December 31, 2003 were $69,837 and for the period form June 28, 2002 (date of inception) to December 31, 2002 were $10,153, and are included in selling and marketing expense in the accompanying consolidated statement of operations.

Research and development costs: The Company expenses all research and development expenses not capitalized per FSAS 86 (See "Software development costs" on prior page), which consist of payroll and other related costs, as incurred.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


3.  Summary of Significant Accounting Policies - continued
Cash and Cash Equivalents: The Company considers all highly liquid short-tem investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Computation of net income (loss) per share: The Company presents basic earnings
(loss) per share and, if appropriate, diluted earnings per share in accordance with SFAS 128, "Earnings Per Share ("SFAS 128"). Under SFAS 128 basic net income
(loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted-average number of common share equivalents during the period. Common stock equivalents arise from the issuance of Series A $1.17 Convertible Preferred Stock and Series B $.80 Convertible Preferred Stocks. Dilutive earnings per share is not shown as the effect is antidilutive.

Financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, customer deposits, accounts payable, accrued expenses and deferred revenue approximate fair value as of December 31, 2003, due to the relatively short maturity of the instruments. The capital lease obligation approximates fair value based upon debt terms available to company's under similar terms. The Series A $1.17 Convertible Preferred Stock and Series B $.80 Convertible Preferred Stock are specialized instruments that makes it impractical to determine the fair value without incurring excessive cost.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Recent accounting pronouncements: In December 2003 the FASB issued FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, that improves financial statement disclosures for defined benefit plans. The project was initiated by the FASB earlier this year in response to concerns raised by investors and other users of financial statements about the need for greater transparency of pension information. The change replaces existing FASB disclosure requirements for pensions. In an effort to provide the public with better and more complete information, the standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. These disclosures will provide investors with greater visibility into plan assets and a clearer picture of cash requirements for benefit payments and contributions to fund pension and other postretirement benefit plans. We do not have a pension fund and therefore do not expect to be impacted by Statement No. 132 or be required to make any additional disclosures.


In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. The Company is in the process of assessing the effect of SFAS 149 and does not expect the adoption of this statement, which will be effective for contracts entered into or modified after June 30, 2003, to have a material effect on its financial position or results of operations.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 will become effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 is not expected to have a material effect on the Company's financial position or results of operations.

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


4. Property and Equipment: Property and equipment consist of the following:

                                                            December 31, 2003
------------------------------------------------------------------------------
                                                              ($ In Thousands)

   Office equipment                                            $          213
   Purchased computer software                                             86
   Internally developed software                                        1,528
   Furniture and Fixtures                                                  30
   Leasehold Improvements                                                 122
                                                                --------------
                                                                        1,979

   Less accumulated depreciation and amortization                         665
                                                                --------------
      Total                                                     $       1,314
                                                                ==============


4.  Property and Equipment - continued

Amortization expense for internally developed software for the periods from June 28, 2002 (date of inception) through December 31, 2002 and January 1, 2003 through December 31, 2003 the Company was $76,229 and $486,964 respectively.

The unamortized balance of internally developed software was $1,528,182 at December 31, 2003.

During the period ended December 31, 2002 the Company entered into a capital lease for $64,735 to acquire office equipment. For the periods from June 28, 2002 (date of inception) through December 31, 2002 and January 1, 2003 through December 31, 2003 the Company recorded depreciation of $6,474 and $12,947 respectively.

5.  Accrued Expenses

Accrued expenses include a liability to the Internal Revenue Service from a prior business acquisition amounting to $400,000 at December 31, 2003. The Company is currently negotiating the final settlement and payment terms with the Internal Revenue Service and the outcome of these negotiations cannot be determined at this time.

6.  Income Taxes

For the period from June 28, 2002 (date of inception) through December 31, 2003 the Company incurred a net operating loss for income tax reporting of approximately $3,871,000. The net operating loss expires in the year 2023. The Company recorded a 100% valuation allowance on its deferred tax asset since it is more likely than not that their benefit will not be realized in the future.

The significant components of the Company's deferred tax asset as of December 31, 2003 are as follows:

Operating loss carryforward                                      $  1,471,000
Goodwill written off for financial purposes                         2,437,000
Valuation allowance                                                (3,908,000)
                                                                 -------------

Total deferred tax asset                                         $       -
                                                                 =============

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


7.  Capital Lease Obligation

The Company has entered into a capital lease for certain office equipment. Obligations under the capital lease have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 12%.

Future minimum payments under capital lease obligation are as follows at December 31, 2003:

Fiscal Year                                                    Amount
---------------------------------------------------------------------------
2004                                                        $     17,280
2005                                                              17,280
2006                                                              17,280
2007                                                               8,640
                                                            -------------

Total future payments                                             60,480
Less amount representing interest                                 11,292
                                                            -------------

Present value of future payments                                  49,188
Less current portion                                              12,025
                                                            -------------
                                                            $     37,163
                                                            =============

8.  Equity Transactions

Series A $1.17 Convertible Preferred Stock and Warrants

Pursuant to a Securities Purchase Agreement dated October 22, 2002, the majority stockholder agreed to make an aggregate investment of $2,200,000 in the Company at monthly intervals between October 2002 and March 2003. For this investment, the majority stockholder acquired 1,880,342 shares of the Company's Series A $1.17 Convertible

Preferred Stock (the "Series A") (subject to anitdilution) and 1,880,342 Warrants to purchase an equal number of the Company's common stock. The Series A is convertible into common stock upon the earlier of the date specified by vote or written consent or agreement of holders of at least two-thirds of the then outstanding shares of the Preferred Stock or upon the closing of a qualified public offering, as defined in the Agreement. The Series A can be converted into shares of the Company's common stock at $1.17 per share. The Preferred Stock has ten votes per share and votes together with the common stock on all matters submitted for a vote. In the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of the common stock, an amount equal to the stated value, $1.17 per share. As additional consideration under the Purchase Agreement dated April 30, 2003, the Company repriced the conversion price of the Warrants from $1.17 per share to $.001 per share. On May 12, 2003, the 1,880,342 Warrants were exercised at $.001 and converted into 1,880,342 shares of common stock.

Series B $.80 Convertible Preferred Stock
Pursuant to a Securities Purchase Agreement dated April 30, 2003, the majority stockholder agreed to make an aggregate investment of $2,000,000 in the Company at monthly intervals between May 2003 and December 2003. For this investment, the majority stockholder acquired 2,500,000 shares of the Company's Series B $.80 Convertible Preferred Stock (the "Series B") (subject to antidilution). $92,137 of the Series B purchases has been attributed to the fair value of the repriced Series A Warrants and included in additional paid in capital. Each share of the Series B shall be convertible into five shares of common stock with an initial conversion price of $.16 per share. The Series B has ten votes per share and votes together with the common stock and Series A on all matters submitted for a vote. In the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series B shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of the common stock, an amount equal to the stated value, $.80 per share.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002

On May 2, 2003 the Board of Directors authorized, and the stockholders approved, increasing the Company's common stock from 20,000,000 to 150,000,000 shares and increasing the Preferred Stock from 5,000,000 to 15,000,000 shares.

9. Contingencies

Operating Leases
The Company leases its office space in Tampa, Florida. Rent expense totaled $187,007 for the period from January 1, 2003 through December 31, 2003 and is included in general and administrative expenses in the accompanying consolidated financial statements. The Company also leases certain pieces of office and communication equipment as well as a co-location site for its application and data base servers. The Company's lease for its office space has a duration through January 31, 2009 with monthly payments approximating $20,000.

Legal Proceedings
There are presently no material pending legal proceedings to which the Company is a party or to which any of its property is subject and, to the best of management's knowledge, no such actions against the Company are contemplated or threatened.


10.  Employee Savings Plans

The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the maximum amount allowed by law. Currently the Company does not match participants' contributions, but may at a future date.


11.  Stock Based Compensation

During the first quarter of 2003, the Company adopted, effective January 1, 2003, the provision of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" an amendment of SFAS No. 123. For the period from January 1, 2003 through December 31,2003, the Company did not grant any awards.


12. Concentrations

Cash
The Company maintains cash balances with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

Accounts receivable
The Company's largest customers represents 28.3% of the Company's accounts receivable at December 31, 2003.

Revenue
The Company had two customers who accounted for 28.5% and 12.3% of the Company's revenue for the period from January 1, 2003 through December 31, 2003.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 2004
                                  (Unaudited)

          ASSETS

 Current assets

    Cash                                                        $    91,721
    Accounts receivable, net of allowance
     for doubtful accounts of $5,000                                477,121
    Prepaids and other current assets                                65,383
                                                                ------------

      Total current assets                                          634,225

 Property and equipment, net of accumulated depreciation
    and amortization of $828,169                                  1,192,966

 Security deposits                                                   22,984
                                                                ------------
                                                                $ 1,850,175
                                                                ============



              LIABILITIES AND STOCKHOLDERS' EQUITY

 Current  liabilities:
    Current portion of capital lease obligation                 $    12,389
    Accounts payable                                                 40,525
    Accrued expenses                                                619,067
    Deferred revenue                                                291,097
    Customer deposits                                                 1,177
                                                                ------------

      Total current liabilities                                     964,255

 Capital lease obligation, net of current portion                    33,926
                                                                ------------
                                                                    998,181
                                                                ------------


 Stockholders' Equity
    Preferred Stock; 15,000,000 authorized;
      Series A $1.17 Convertible; 1,880,341 shares
      authorized issued and outstanding                           2,107,863
      Series B $.80 Convertible; 2,500,000 shares
      authorized issued and outstanding                           2,000,000
    Common Stock; $.001 par value; 150,000,000
      shares authorized; 5,523,199 shares issued
      and outstanding                                                 5,523
    Additional paid-in capital                                    8,191,137
    Accumulated deficit                                         (11,452,529)
                                                                ------------

      Total Stockholders' Equity                                    851,994
                                                                ------------
                                                                $ 1,850,175
                                                                ============

        See accompanying notes to the consolidated financial statements

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (Unaudited)

                                                 Three Months Ended
                                         March 31, 2004          March 31, 2003
                                      ------------------       -----------------

 Net sales                            $         815,623        $        345,140
 Cost of sales                                  243,254                 105,668
                                      ------------------       -----------------

     Gross profit                               572,369                 239,472
                                      ------------------       -----------------

 Operating expenses
     Selling and marketing                      311,685                 252,959
     Research and development                   136,713                 135,085
     General and administrative                 343,962                 363,282
     Depreciation and amortization              163,005                 136,302
     Interest                                     1,447                   1,770
                                      ------------------       -----------------


     Total  operating expenses                  956,812                 889,398
                                      ------------------       -----------------

 Net loss                             $        (384,443)       $       (649,926)
                                      ==================       =================



 Basic and diluted net loss per share $           (0.07)       $          (0.18)
                                      ==================       =================


 Basic and diluted weighted average
 shares outstanding                           5,523,199               3,642,857
                                      ==================       =================

        See accompanying notes to the consolidated financial statements

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (Unaudited)

                                                     Three Months Ended
                                            ------------------------------------
                                            March 31, 2004        March 31, 2003
                                            --------------        --------------

 Cash flows from operating activities:

   Net loss                                 $    (384,443)        $    (649,926)

   Adjustments to reconcile net loss to
    net cash used in operating activities:
     Depreciation and amortization                163,005               136,302
   Changes in operating assets
    and liabilities:
     Accounts receivable                          (29,084)              (54,323)
     Notes receivable                                -                   20,000
     Royalties and referral fees receivable       (11,300)                 -
     Prepaid expenses                              18,439                (4,187)
     Accounts payable                              11,221              (118,551)
     Accrued expenses                              28,455                24,890
     Deferrred revenue                            170,277               (81,561)
     Customer deposits                             (1,461)               (1,490)
                                            --------------        --------------

 Net cash used in operating activities            (34,891)             (728,846)
                                            --------------        --------------

 Cash flow from investing activities:
   Purchase of property and equipment             (42,243)             (155,418)
                                            --------------        --------------

 Net cash used in investing activities            (42,243)             (155,418)
                                            --------------        --------------

 Cash flow from financing activities:
   Repayment of capital lease obligation           (2,873)               (2,550)
   Proceeds from the issuance of
    Series A Preferred Stock                         -                1,000,000
                                            --------------        --------------

 Net cash provided by (used in)
  financing activities                             (2,873)              997,450
                                            --------------        --------------

 Increase (Decrease) in cash                      (80,007)              113,186

 Cash, beginning of period                        171,728               249,261
                                            --------------        --------------

 Cash, end of period                        $      91,721         $     362,447
                                            ==============        ==============

 Cash paid during the period for
  interest expense                          $       1,447         $       1,770
                                            ==============        ==============


        See accompanying notes to the consolidated financial statements

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2004

                                   (Unaudited)

NOTE 1 - NATURE OF BUSINESS

Health Systems Solutions, Inc. ("the Company") was incorporated in the state of Nevada on July 31, 2001. The Company had no operations prior to October 22, 2002. The Company, through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") provides assistance to the home healthcare industry in managing their businesses throughout the United States of America, utilizing internally developed software. The software produces information to support clinical, financial and administrative decisions made by management in operating and administrating their organization.

On October 22, 2002, the Company consummated an Agreement and Plan of Merger (the "Merger Agreement") with Provider Acquisition, LLC, a Florida limited company ("PAL") organized in June 2002. Certain of our principal stockholders were also parties to the Merger Agreement. Pursuant to the Merger Agreement, PAL was merged into our wholly-owned subsidiary, HQS, which survived as our wholly owned subsidiary. At the closing of the merger on October 24, 2002, the issued and outstanding units of PAL were surrendered in exchange for an aggregate of 2,142,857 shares of our common stock and the seperate corporate existence of PAL terminated. Stanford Venture Capital Holdings, Inc., the majority interest holder of PAL, received 1,915,842 of the shares of common stock issued pursuant to the Merger Agreement. On the closing date of the Merger Agreement, the existing directors and officers of the Company resigned and new officers and directors were designated in accordance with the Merger Agreement.

NOTE 2 - BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying unaudited consolidated financial statements and related notes have been prepared using accounting principles generally accepted in the United States of America for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information read the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003. The results of operations for the three-months ended March 31, 2004 are not necessarily indicative of the operating results that may be expected for the fiscal year ending December 31, 2004.

The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

NOTE 3 - LIQUIDITY

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an accumulated deficit of approximately $11,453,000 and has negative working capital of approximately $330,000 at March 31, 2004 and has incurred a net loss of approximately $384,000 for the three months ended March 31, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern. In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses, and
(2) obtaining a revolving operating loan from a financial institution sufficient to meet short term operating capital needs, and (3) seeking out and completing a merger or acquisition with an existing operating company.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2004

                                   (Unaudited)


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock based compensation

During the first quarter of 2003, the Company adopted, effective January 1, 2003, the provision of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" an amendment of SFAS No. 123. For the three months ended March 31, 2004 and 2003, the Company did not grant any awards.

                                         Three Months Ended   Three Months Ended
                                           March 31, 2004       March 31, 2003
                                         ------------------   ------------------
Net loss (as reported)                   $        (384,443)   $        (649,926)

Deduct:  Total stock based compensation
expense determined under the fair value
based method for all awards granted
modified or settled during the period,
net of related taxes                                  -                    -
                                         ------------------   ------------------

Pro forma net loss                       $        (384,443)   $        (649,926)
                                         ==================   ==================
Basic, as reported                       $            (.07)   $            (.18)
                                         ==================   ==================
Basic, pro forma                         $            (.07)   $            (.18)
                                         ==================   ==================


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2004

                                   (Unaudited)

Recent accounting pronouncements: In December 2003, the FASB issued Financial Interpretation No. 46(R), "Consolidation of Variable Interest Entities" ("FIN 46(R)"). The consolidating requirements of FIN 46(R) applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of FIN 46(R). Application of FIN 46 or FIN 46(R) is required in financial statements of public entities that have interests in variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by nonpublic entities to all type of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply FIN 46 for a short periods of time before applying FIN 46(R). The Company does not have variable interest entities and does not expect the adoption of FIN 46(R) to have a material effect on its financial position or results of operations.

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                1,530,084 Shares






                         Health Systems Solutions, Inc.










                                   PROSPECTUS





                                August ___, 2004

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

         The Nevada Revised Statutes (the "Revised Statutes") permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Revised Statutes.

         The provisions of the Revised Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Nevada securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

         SEC Registration and Filing Fee......................    $        2.39
         Legal Fees and Expenses*.............................        40,000.00
         Accounting Fees and Expenses*........................         5,000.00
         Financial Printing*..................................         5,000.00
         Transfer Agent Fees*.................................         1,000.00
         Blue Sky Fees and Expenses*..........................         1,000.00
         Miscellaneous*.......................................         5,000.00
              TOTAL............................................    $   57,002.39
                                                                       =========
------------------

     *     Estimated

         None of the foregoing expenses are being paid by the selling shareholders.


Item 26.          Recent Sales of Unregistered Securities

         On October 22, 2002 we issued 2,142,857 shares of our common stock to the shareholders of PAL pursuant to a Merger Agreement with Provider Acquisition, LLC ("PAL"). Stanford Venture Capital Holdings, Inc., the majority interest holder of PAL, received 1,915,842 of the shares of common stock issued pursuant to the Merger Agreement. Eleven individuals and entities received shares of common stock pursuant to the merger. The shares issued pursuant to the merger contain a legend restricting their transfer absent registration or applicable exemption. Shareholders of PAL had information concerning our company and had the opportunity to ask questions concerning our company. The shares issued pursuant to the merger were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         Commencing October 22, 2002, pursuant to the Securities Purchase Agreement, we issued Stanford an aggregate of 1,880,342 shares of Series A Preferred Stock (subject to anti-dilution provisions) at a conversion price of $1.17 per share and 1,880,342 Warrants exercisable to purchase an aggregate of 1,880,342 shares of common stock. Each share of Series A Preferred Stock has ten votes, voting together with our common stock on all matters submitted for a vote. Each Warrant gives the holder the right to acquire one share of the Company's common stock at an exercise price of $1.17 per share. The Warrants are immediately exercisable and expire five years after their initial dates of issuance. The securities were issued in monthly intervals from October 22, 2002 through March 13, 2003. The securities issued pursuant to the merger contain a legend restricting their transfer absent registration or applicable exemption. Stanford had information concerning our company and had the opportunity to ask questions concerning our company. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         Pursuant to a Securities Purchase Agreement dated April 30, 2003, Stanford, our majority shareholder, agreed to make an aggregate investment of $2,000,000 in our company at monthly intervals between May 2003 and December 2003 in consideration of 2,500,000 shares of our series B preferred stock. At December 31, 2003, Stanford had purchased a total of 2,500,000 shares of the Series B preferred stock for an aggregate $2,000,000. The securities issued pursuant to the stock purchase contain a legend restricting their transfer absent registration or applicable exemption. Stanford had information concerning the company and had the opportunity to ask questions concerning the company. The securities were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act.

         As additional consideration under the Securities Purchase Agreement, we agreed to reprice the exercise price of the 1,880,342 common stock Purchase Warrants issued to Stanford pursuant to the Securities Purchase Agreement dated October 16, 2002, by and among our company, certain of our shareholders and Stanford Venture Capital Holdings. Pursuant to an Instrument of Warrant Repricing, each share of our common stock represented by the Warrants shall be exercisable at $0.001 per share. The Warrants were exercised on May 12, 2003 and the five Warrant holders received 1,880,342 shares of our common stock. The shares of common stock issued pursuant to the exercise of the Warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common stock issued pursuant to the exercise contain a legend restricting their transferability absent registration or applicable exemption. The Warrant holders had information concerning our company and had the opportunity to ask questions concerning our company.

         Effective July 6, 2004, our company agreed to issue an aggregate of 485,000 incentive stock options under our 2003 Management and Director Equity Incentive and Compensation Plan to 44 employees of our company. In addition, the company issued non-qualified stock options to purchase 150,000 shares of our common stock under the plan to B.M. Milvain. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the plan. The Company also issued Mr. Milvain 150,000 shares of restricted common stock subject to certain vesting provisions. The securities were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act. The securities contain a legend restricting their transferability absent registration or applicable exemption. The employees had information concerning our company and had the opportunity to ask questions concerning our company.

         Pursuant to a warrant purchase agreement dated July 6, 2004, we issued warrants to purchase an aggregate of 720,000 shares of our common stock to Stanford and its assignees. The warrants are exercisable at $0.001 per share on or before June 30, 2009. The warrants contain a legend restricting their transferability absent registration or applicable exemption. The warrant holders had information concerning our company and had the opportunity to ask questions concerning our company. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         On July 6, 2004, we received a notice of conversion from Stanford relating to our shares of Series A preferred stock and Series B preferred stock held by Stanford. Pursuant to the conversion notice, we issued Stanford an aggregate of 7,190,141 shares of our common stock. Subsequent to the conversion of these preferred shares, no shares of our preferred stock remain outstanding. The shares of common stock issued pursuant to the conversion were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common stock issued pursuant to the conversion contain a legend restricting the transferability absent registration or applicable exemption. Stanford had information concerning our company and had the opportunity to ask questions concerning our company.

         On July 6, 2004, we issued 450,000 shares of our common stock to American Capital Ventures in consideration for investor relations services to be provided by American Capital Ventures. Shares of common stock issued to American Capital Ventures were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common contain a legend restricting the transferability absent registration or applicable exemption. American Capital Ventures had access to information concerning our company and had the opportunity to ask questions concerning our company.


Item 27.          Exhibits and Financial Statement Schedules

  Exhibit No.     Description of Document

     2.1 Agreement and Plan of Merger dated as of October 16, 2002 among the Company, certain principal shareholders of the Company, HQS and PAL (1)

     3.0 Certificate of Incorporation and Change of Domicile (filed on Definitive Proxy Statement with the Securities and Exchange Commission on August 23, 2001)

     3.1 Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split) (1)

     3.2 Certificate of Amendment to the Company's Articles of Incorporation (designation of Series A Preferred Stock) (1)

     3.3 Certificate of Amendment to the Company's Articles of Incorporation (name change) (2)

     3.4          Certificate of Designation of Series B Preferred Stock (3)

     3.5 Certificate of Amendment to the Company's Articles of Incorporation (increasing the authorized number of shares of common stock and Preferred Stock) (4)

     3.6 Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split) (7)

     3.7          Bylaws (filed herein)

     4.1          2003 Management and Director Equity Incentive Compensation
                  Plan (4)

     5.1          Opinion of Adorno & Yoss, P.A. (filed herein)

     10.1 Securities Purchase Agreement dated as of October 16, 2002, by and among the Company, certain principal shareholders of the Company and Stanford (1)

     10.2         Form of Warrant Agreement and Warrant Assignment Form (1)

     10.3 Registration Rights Agreement dated as of October 22, 2002 among the Company, Stanford, Daniel Boger, Ronald Stein, Osvaldo Pi, William Fusselmann and Deluxe Investment Company
                  (1)

     10.4 Equity Financing Commitment Letter dated October 22, 2002 from Stanford to the Company (1)

     10.5 March 25, 2004 Amendment to Registration Rights Agreement, dated October 22, 2002, as amended (6)

     10.6 Securities Purchase Agreement (Series B Preferred Stock) dated as of April 30, 2003, among the Company and Stanford Venture Capital Holdings, Inc. (3)

     10.7         Instrument of Warrant Repricing dated April 30, 2003 (3)

     10.8 Registration Rights Agreement dated as of April 30, 2003 among the Company and Stanford Venture Capital Holdings, Inc. (3)

     10.9 March 25, 2004 Amendment to Registration Rights Agreement, dated April 30, 2003, as amended (6)

     10.10        Loan and Security Agreement dated July 6, 2004(8)

     10.11        Warrant Purchase Agreement dated July 6, 2004(8)

     10.12 Investor Relations Agreement with American Capital Ventures, Inc., dated July 1, 2004 (filed herein)

     14.0         Code of Ethics (6)

     16.1         Letter from Rogoff & Company (former independent accountant)
                  (5)

     23.1         Consent of Current Independent Auditor (filed herein)

     23.2         Consent of Former Independent Auditor (filed herein)

     23.3         Consent of Adorno & Yoss, P.A. (included in exhibit 5.1)

(1) Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on November 1, 2002.
(2) Previously filed on the Company's Definitive Information Statement with the Securities and Exchange Commission on November 15, 2002.
(3) Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on May 15, 2003.
(4) Previously filed within the Company's Definitive Information Statement filed with the Securities and Exchange Commission on June 3, 2003.
(5) Previously filed on Form 8-K/A Current Report with the Securities and Exchange Commission on February 17, 2004.
(6) Previously filed on the Company's Form 10-KSB Annual Report for the year ended December 31, 2003.
(7) Previously filed on the Company's Definitive Information Statement with the Securities and Exchange Commission on June 17, 2004.
(8) Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on July 6, 2004.

Item 28.          Undertakings

         The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on July 6, 2004.

                                         HEALTH SYSTEMS SOLUTIONS, INC.

                                         By:/s/  B.M. Milvain
                                         ---------------------------------------
                                         B.M. Milvain, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                   Title                         Date

/s/  B.M. Milvain         Chief Executive Officer           July 6, 2004
------------------     (principal executive officer)
B.M. Milvain


/s/  Susan Gibson         Chief Financial Officer and       July 6, 2004
------------------      Treasurer (principal financial
Susan Gibson               and accounting officer)


/s/  Steven Katz                  Director                  July 6, 2004
-------------------
Steven Katz

/s/  Batsheva Schreiber           Director                  July 6, 2004
-----------------------
Batsheva Schreiber

                                   Exhibit 5.1

                               ADORNO & YOSS, P.A.
                      2601 South Bayshore Drive, Suite 1600
                              Miami, Florida 33133


                                ___________, 2004



         Health Systems Solutions, Inc.
         405 N. Reo Street, Suite 300
         Tampa, Florida 33609

                  Re: Registration Statement on Form SB-2; Health Systems Solutions, Inc. (the "Company")

         Gentlemen:

                  This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 1,530,084 shares of common stock, $.001 par value, including shares of common stock issuable upon conversion of shares of series A and series B convertible preferred stock and underlying certain common stock purchase warrants (collectively "common stock").

                  In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the board of directors of the Company authorizing the offering and the issuance of the common stock and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

                  We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida applicable Federal Securities laws.

                  Based upon the foregoing, we are of the opinion that the common stock has been duly and validly authorized and when issued and paid for in accordance with their terms will be fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                                   Sincerely,


                                                   /s/Adorno & Yoss, P.A.
                                                      -------------------
                                                      ADORNO & YOSS, P.A.

                                      II-1